Exhibit 2.1

Execution Version

DATED JULY 30, 2016

FLEETMATICS GROUP PLC,

VERIZON BUSINESS INTERNATIONAL HOLDINGS B.V.

AND

VERIZON COMMUNICATIONS INC.,

TRANSACTION AGREEMENT

CONTENTS

1.	INTERPRETATION		1

	1.1	Definitions	1

	1.2	Construction	16

	1.3	Captions	16

	1.4	Time	17

2.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND FLEETMATICS EQUITY AWARD HOLDER PROPOSAL		17

	2.1	Rule 2.5 Announcement	17

	2.2	Scheme	17

	2.3	Change in Shares	18

	2.4	Fleetmatics Equity Award Holder Proposal	18

3.	IMPLEMENTATION OF THE SCHEME		19

	3.1	Responsibilities of Fleetmatics in Respect of the Scheme	19

	3.2	Responsibilities of Bidco and Verizon in Respect of the Scheme	22

	3.3	Mutual Responsibilities of the Parties	23

	3.4	Dealings with the Panel	24

	3.5	No Scheme Amendment by Fleetmatics	25

	3.6	Switching to a Takeover Offer	26

	3.7	Preparation of Proxy Statement	28

4.	FLEETMATICS EQUITY AWARDS		29

	4.1	Treatment of Equity Awards	29

	4.2	Fleetmatics Options Granted under the Fleetmatics Share Plans	29

	4.3	Fleetmatics Share Awards Granted under the Fleetmatics Share Plans	29

	4.4	Implementation	30

	4.5	Amendment of Articles	31

	4.6	Fleetmatics ESPP	31

5.	FLEETMATICS CONDUCT		31

	5.1	Conduct of Business by Fleetmatics	31

	5.2	Non-Solicitation Applicable to Fleetmatics	36

6.	REPRESENTATIONS AND WARRANTIES		41

	6.1	Fleetmatics Representations and Warranties	41

	6.2	Verizon and Bidco Representations and Warranties	68

i

7.	ADDITIONAL AGREEMENTS		72

	7.1	Investigation	72

	7.2	Consents and Regulatory Approvals	72

	7.3	Directors’ and Officers’ Indemnification and Insurance	76

	7.4	Employment and Benefit Matters	78

	7.5	Tax Matters	80

	7.6	Rule 16b-3 Actions	80

	7.7	Transaction Litigation	81

	7.8	Acquisition Implementation	81

	7.9	Fleetmatics Indebtedness	82

8.	COMPLETION OF ACQUISITION		83

	8.1	Completion	83

9.	TERMINATION		86

	9.1	Termination	86

10.	GENERAL		89

	10.1	Announcements	89

	10.2	Notices	90

	10.3	Assignment	92

	10.4	Counterparts	92

	10.5	Amendment	92

	10.6	Entire Agreement	92

	10.7	Inadequacy of Damages	92

	10.8	Remedies and Waivers	93

	10.9	Severability	93

	10.10	No Partnership and No Agency	93

	10.11	Further Assurance	94

	10.12	Costs and Expenses	94

	10.13	Governing Law and Jurisdiction	94

	10.14	Third Party Beneficiaries	95

	10.15	Non Survival of Representations and Warranties	95

THIS AGREEMENT is made on July 30, 2016

AMONG:

(1)	VERIZON COMMUNICATIONS INC., a corporation incorporated in the State of Delaware (hereinafter called “Verizon”),

(2)	VERIZON BUSINESS INTERNATIONAL HOLDINGS B.V., a private limited liability company incorporated under the laws of the Netherlands and a wholly-owned subsidiary of Verizon (“Bidco”), and

(3)	FLEETMATICS GROUP PLC, a public limited company incorporated in Ireland with registered number 516472 having its registered office at Floors 1 and 2, Block C, Cookstown Court, Cookstown Industrial Estate, Belgard Road, Tallaght, Dublin 24, Ireland (hereinafter called “Fleetmatics”).

RECITALS:

(A)	Verizon has agreed to make a proposal to cause Bidco to acquire Fleetmatics on the terms set out in the Rule 2.5 Announcement (as defined below).

(B)	This Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) that have been agreed by the Parties (as defined below).

(C)	The Parties intend that the Acquisition will be implemented by way of the Scheme (as defined below).

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following words and expressions shall have the meanings set opposite them:

“Acquisition”, the proposed acquisition by Bidco of Fleetmatics by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to this Agreement (whether by way of the Scheme or the Takeover Offer in accordance with the terms of this Agreement) (including the payment by Bidco of the aggregate Cash Consideration pursuant to the Scheme or the Takeover Offer), as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Act”, the Companies Act 2014 of Ireland and every modification and re-enactment thereof for the time being in force;

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act 1997, as amended;

“Action”, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions by, from or before any Relevant Authority;

“Affiliate”, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise);

“Agreed Form”, in relation to any document, the form of that document which has been agreed to by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.2(d);

“Antitrust Order”, any legislative, administrative or judicial action, decree, judgment, injunction, decision or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or any other transactions contemplated by the Transaction Agreement under any Antitrust Law;

“Applicable Withholding Amount”, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment made in connection with the cancellation or conversion of a Fleetmatics Option or Fleetmatics Share Award or the payment of any dividend equivalents, as applicable;

“Bidco”, shall have the meaning given to that term in the Preamble;

“Bribery Act”, the United Kingdom Bribery Act 2010;

“Bribery Legislation”, all and any of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Fleetmatics Group operates or has sought to operate;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cash Consideration”, US$60.00 per Fleetmatics Ordinary Share;

“Cause” shall have the meaning set forth in any written employment agreement between Fleetmatics, Verizon or any Subsidiary of Fleetmatics or Verizon and the employee. If the employee or director is not party to any such employment agreement or the employment agreement does not contain a definition of Cause, it shall mean (i) any material breach by the employee of any agreement between the employee and Fleetmatics; (ii) the conviction of, indictment for or plea of nolo contendere or equivalent by the employee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the employee of the employee’s duties to Fleetmatics; provided, however, for the avoidance of doubt, the termination, resignation or removal of the employee or director as required by this Agreement shall not be a termination for Cause;

“CERCLA”, shall have the meaning given to that term in Clause 6.1(h);

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party in connection with the implementation of the Scheme and/or the Acquisition;

“Code”, means the United States Internal Revenue Code of 1986, as amended;

“Completion”, completion of the Acquisition;

“Completion Date”, shall have the meaning given to that term in Clause 8.1(a)(i);

“Concert Parties”, such persons as are deemed to be acting in concert with Verizon pursuant to Rule 3.3 of Part A of the Takeover Rules;

“Conditions”, the conditions to the Scheme and the Acquisition set out in Appendix III of the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidential Information”, shall have the meaning given to that term in the Confidentiality Agreement;

“Contract”, any contract (written or oral), note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding;

“Confidentiality Agreement”, the confidentiality agreement between Fleetmatics and Verizon, dated as of May 16, 2016, as it may be amended from time to time;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 449 to 455 of the Act;

“Court Meeting”, the meeting or meetings of the Fleetmatics Shareholders (and any adjournment thereof) convened pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Sections 449 to 455 of the Act and confirming the reduction of capital necessary to implement the Scheme under Sections 84 and 85 of the Act;

“Credit Agreement”, the Credit Agreement, dated as of January 21, 2015, by and among Fleetmatics, Fleetmatics Development Limited, and Fleetmatics USA, LLC as the borrowers, certain financial institutions as the lenders (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders, as amended by that First Amendment to Credit Agreement, dated as of April 29, 2016.

“DTC”, shall have the meaning given to that term in Clause 8.1(d)(ii);

“DTC Payment”, shall have the meaning given to that term in Clause 8.1(d)(ii);

“Effective Date”, the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time”, the time on the Effective Date at which the Court Order is delivered to and a copy of the minute required by Section 86 of the Act are registered by the Registrar of Companies;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Fleetmatics necessary to implement the Scheme, changes to the articles of association of Fleetmatics and such other matters as Fleetmatics reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Verizon (such approval not to be unreasonably withheld, conditioned or delayed);

“End Date”, December 31, 2016; provided, that if as of such date all Conditions (other than (i) Conditions 3(a) and/or 3(b), (ii) Condition 3(d) (if, in the case of this clause (ii), the reason for the failure of such Condition is an Antitrust Order) and/or (iii) Conditions 2(c) and 2(d) (if, in the case of this clause (iii), the reason for the failure of such Conditions is the failure of the Conditions set forth in clause (i) and/or (ii) of this definition to have been satisfied)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be extended to August 1, 2017 and in such case all references in this Agreement to the “End Date” shall be deemed to be to August 1, 2017;

“Environmental Laws”, shall have the meaning given to that term in Clause 6.1(h);

“Environmental Liability”, shall have the meaning given to that term in Clause 6.1(h);

“Environmental Permits”, shall have the meaning given to that term in Clause 6.1(h);

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“€”, “EUR”, or “euro”, the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland;

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated as of the date hereof between Fleetmatics and Verizon, the terms of which have been approved by the Panel;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Fleetmatics Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“FCPA”, United States Foreign Corrupt Practices Act of 1977, as amended;

“Final Enrollment Date”, shall have the meaning given to that term in Clause 4.6;

“Fleetmatics”, shall have the meaning given to that term in the Preamble;

“Fleetmatics A Deferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Fleetmatics Alternative Proposal”, shall have the meaning given to that term in Clause 5.2(f);

“Fleetmatics Benefit Plan”, each employee or director benefit plan, program, agreement or arrangement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or material fringe benefit plan, program, agreement or arrangement that is or has been sponsored, maintained or contributed to by the Fleetmatics Group or in respect of which any member of the Fleetmatics Group has any liability or other obligation;

“Fleetmatics Board”, the board of directors of Fleetmatics;

“Fleetmatics Capitalisation Date”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Fleetmatics Change of Recommendation”, shall have the meaning given to that term in Clause 5.2(c);

“Fleetmatics Deferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Fleetmatics Deficit”, the deficit in the distributable reserves of Fleetmatics;

“Fleetmatics Directors”, the members of the board of directors of Fleetmatics;

“Fleetmatics Disclosure Schedule”, shall have the meaning given to that term in Clause 6.1;

“Fleetmatics Employees”, the employees of Fleetmatics or any Subsidiary of Fleetmatics who remain employed after the Effective Time;

“Fleetmatics Equity Award Holder Proposal”, the proposal of Verizon to the Fleetmatics Equity Award Holders to be made in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Fleetmatics Share Plan;

“Fleetmatics Equity Award Holders”, the holders of Fleetmatics Options and/or Fleetmatics Share Awards;

“Fleetmatics Equity Schedule”, shall have the meaning given to that term in Clause 6.1(b)(ii);

“Fleetmatics ESPP”, shall have the meaning given to that term in Clause 4.6;

“Fleetmatics Group”, Fleetmatics and all of its Subsidiaries;

“Fleetmatics Indemnified Parties” (and “Fleetmatics Indemnified Party”), shall have the meaning given to that term in Clause 7.3(b);

“Fleetmatics Leased Real Property”, shall have the meaning given to that term in Clause 6.1(p)(ii);

“Fleetmatics Licensed Software”, all Software licensed to Fleetmatics or its Subsidiaries;

“Fleetmatics Material Adverse Effect”, such event, development, occurrence, state of facts or change that has (1) a material adverse effect on the ability of the Fleetmatics Group to consummate the transactions contemplated hereby or (2) a material adverse effect on the business, results of operations, or financial condition of Fleetmatics and its Subsidiaries, taken as a whole, but in each case, excluding (a) events, developments, occurrences, states of facts or changes to the extent arising from (i) changes generally affecting the economy or the financial, debt, credit or securities markets (including changes in interest or exchange rates), in each case in the United States or elsewhere, (ii) changes generally affecting the industry in which Fleetmatics and its Subsidiaries operate, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (iv) changes in the provisions of U.S. GAAP, the International Financial Reporting Standards, the International Accounting Standards Board or other accounting standards (or interpretations thereof) (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Fleetmatics is disproportionately affected relative to other similarly situated companies in the industry in which Fleetmatics and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Fleetmatics Material Adverse Effect); or (b) any decline in the stock price of the Fleetmatics Ordinary Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Fleetmatics Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby, including the impact thereon on relationships (contractual or otherwise) with customers, vendors, lenders, employees or other business partners and any litigation arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Fleetmatics’ representations and warranties in Clause 6.1(c)(iii)); or (d) any events, developments, occurrences, states of facts or changes resulting from the taking by Fleetmatics of any action expressly required by this Agreement, or the failure by Fleetmatics to take any action expressly prohibited by this Agreement (except that this clause (d) shall not apply with respect to any events, developments, occurrences, states of facts or changes resulting from any actions or omissions of Fleetmatics required to comply with Clause 5.1 unless and only to the extent that any such events, developments, occurrences, states of facts or changes are the direct result of Verizon unreasonably withholding its consent to Fleetmatics’ written request for consent under Clause 5.1 delivered in accordance with the notice requirements set forth in Clause 10.2);

“Fleetmatics Material Contracts”, shall have the meaning given to that term in Clause 6.1(s)(i);

“Fleetmatics Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.1(a);

“Fleetmatics Option”, an option to purchase Fleetmatics Ordinary Shares;

“Fleetmatics Ordinary Shares” shall have the meaning given to that term in Clause 6.1(b)(i).

“Fleetmatics Owned Real Property”, shall have the meaning given to that term in Clause 6.1(p)(i);

“Fleetmatics Paying Agent Fund”, shall have the meaning given to that term in Clause 8.1(d)(i);

“Fleetmatics Permits”, shall have the meaning given to that term in Clause 6.1(g)(ii);

“Fleetmatics Permitted Lien”, shall have the meaning given to that term in Clause 6.1(p)(i);

“Fleetmatics Preferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Fleetmatics Product”, all products (including Software) and services that are being or have been researched, developed, commercialized, manufactured, sold, provided, licenses or distributed by Fleetmatics or any of its Subsidiaries;

“Fleetmatics SEC Documents”, shall have the meaning given to that term in Clause 6.1(d)(i);

“Fleetmatics Series A Preferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Fleetmatics Series B Preferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Fleetmatics Series C Preferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Fleetmatics Share Award”, an award denominated in Fleetmatics Ordinary Shares, other than a Fleetmatics Option;

“Fleetmatics Share Plan”, the Fleetmatics Amended and Restated 2004 Share Option Plan, the Fleetmatics Amended and Restated 2011 Stock Option and Incentive Plan and the Fleetmatics ESPP;

“Fleetmatics Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Fleetmatics Shareholders representing three-fourths (75 per cent.) or more in value of the Fleetmatics Ordinary Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Fleetmatics Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Fleetmatics Shareholders”, the holders of Fleetmatics Ordinary Shares;

“Fleetmatics Software”, shall have the meaning given to that term in Clause 6.1(o)(i);

“Fleetmatics Superior Proposal”, shall have the meaning given to that term in Clause 5.2(g);

“Fleetmatics Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.2(h)(i);

“Fleetmatics Undesignated Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Government Official”, (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition;

“Government Contract”, means any Contract (including any basic ordering agreement, letter contract, task order, purchase order or change order), arrangement or other commitment of any kind between Fleetmatics or any of its Subsidiaries and any Governmental Entity or Governmental Official;

“Governmental Entity”, (i) any Relevant Authority, (ii) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Relevant Authority, or (iii) any political party;

“Group”, in relation to any Party, such Party and its Subsidiaries;

“Hazardous Substance”, shall have the meaning given to that term in Clause 6.1(h);

“High Court”, the High Court of Ireland;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Industry Body”, shall have the meaning given to that term in Clause 6.1(o)(vii);

“Intellectual Property”, collectively, all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including without limitation such rights in and to: (i) patents and patent applications, utility models, and any and all provisionals, divisionals, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (ii) trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, designs, fictitious and other business names, brand names, and corporate names and all other source identifiers, and the goodwill associated with any of the foregoing; (iii) copyrights and copyrightable works, including writings and other works of published and unpublished works of authorship (including moral and economic rights, however denominated); (iv) Trade Secrets; (v) Software; (vi) databases (or other collections of information, data, works or other materials),and data; (vii) Internet domain names, social media usernames, uniform resource locators and other names and locators with the

Internet, and other digital identifiers; (viii) publicity and privacy rights, including all rights with respect to the use of a person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; (ix) any rights equivalent or similar to any of the foregoing; and (x) in each case including, as applicable, registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Relevant Authority in any jurisdiction;

“Intervening Event”, with respect to Fleetmatics, an event, development, occurrence, state of facts or change that materially affects the business, assets or operations of Fleetmatics and its Subsidiaries, taken as a whole, and was not known or reasonably foreseeable by the Fleetmatics Board on the date of this Agreement, which event, development, occurrence, state of facts or change occurs or comes to exist before the Fleetmatics Shareholder Approval; provided, that (i) in no event shall any action taken by either Party pursuant to and in compliance with the affirmative covenants set forth in Clause 7.2 of this Agreement, and the consequences of any such action, constitute an Intervening Event and (ii) in no event shall the receipt, existence of or terms of a Fleetmatics Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Fleetmatics;

“Ireland” or “Republic of Ireland”, the island of Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly;

“IrishCo”, Fleetmatics Group Limited, a private limited company registered in Ireland;

“IRS”, shall have the meaning given to that term in Clause 6.1(m)(xix);

“knowledge”, in relation to Fleetmatics, the actual knowledge of the executive officers of Fleetmatics listed in Clause 1.1(a) of the Fleetmatics Disclosure Schedule and the knowledge that any such Person would reasonably be expected to have after reasonable inquiry, and in relation to Verizon, the actual knowledge of the executive officers of Verizon listed in Clause 1.1(a) of the Verizon Disclosure Schedule and the knowledge that any such Person would reasonably be expected to have after reasonable inquiry;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit issued, enacted, promulgated, implemented or otherwise effected by or under the authority of any Relevant Authority;

“Lien”, shall have the meaning given to that term in Clause 6.1(c)(iii);

“Materiality Qualification”, means, with respect to representations and warranties of Fleetmatics, all express qualifications or exceptions contained therein based on materiality (including any qualification related to the presence or absence of a Fleetmatics Material Adverse Effect) including all usages of “material,” “materially adverse,” or equivalent qualifiers;

“New Plans”, shall have the meaning given to that term in Clause 7.4(b);

“Northern Ireland”, the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“NYSE”, the New York Stock Exchange;

“Old Plans”, shall have the meaning given to that term in Clause 7.4(b);

“Open Source Software”, any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft”, or under a similar licensing or distribution model or under a contract that (i) has been approved as an open source license by the Open Source Initiative (including Software licensed under any license listed at www.opensource.org) or Free Software Definition (as promulgated by the Free Software Foundation), or that contains or is derived from any such Software, or (ii) provides as a condition or covenant of use, modification or distribution of the licensed Software, that such Software, or other Software derived from, or linked to, such Software or into or with which such Software is incorporated, combined or distributed (A) be redistributable at no charge, (B) be licensable and/or redistributed to third parties for the purpose of making derivative works or under all or some of the terms of such contract, or (C) be distributed or otherwise disclosed or made available in source code form;

“Organisational Documents”, memorandum of association, articles of association, articles of incorporation, certificate of incorporation or by-laws or other equivalent organisational document, as appropriate;

“Owned Intellectual Property”, means all Intellectual Property owned or purported to be owned by Fleetmatics or a Subsidiary of Fleetmatics;

“Panel”, the Irish Takeover Panel;

“Parties”, Fleetmatics, Verizon and Bidco and “Party” shall mean either Fleetmatics, Verizon or Bidco (as the context requires);

“Paying Agent”, the bank or trust company appointed by Verizon (and reasonably acceptable to Fleetmatics) to act as paying agent for the payment of the Cash Consideration;

“Payoff Letter”, a payoff letter in form and substance reasonably satisfactory to Verizon that (i) specifies the aggregate amount required to be paid to fully satisfy all indebtedness (including principal, interest, fees, expenses and other amounts payable under the Credit Agreement) that will be outstanding as of the Completion Date under the Credit Agreement and (ii) provides for the full and unconditional release of (A) any and all guarantees provided by Fleetmatics or any of its Subsidiaries of all such obligations and (B) any and all Liens and other security interests in the properties and assets of Fleetmatics and its Subsidiaries securing all such obligations, including fully executed short-form termination and release agreements with respect to any and all security interests in Intellectual Property registered in the United States that when filed or recorded, as the case may be, will be sufficient to release any and all such security interests in Intellectual Property (and, with respect to Intellectual Property registered outside of the United States, such other release documents in form and substance reasonably satisfactory to Verizon) (subject, in each case, only to delivery of funds as arranged by Verizon); provided that, for the avoidance of doubt, nothing herein shall require that the payoff letter release Fleetmatics or any of its Subsidiaries from any obligations under the Credit Agreement that by their terms survive the termination of the Credit Agreement;

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Personally Identifiable Information”, any data or information that constitutes personal data or personal information under any Law or Fleetmatics or its Subsidiary’s privacy statement, and any other data or information in any media that, alone or in combination with other data or information, can reasonably be associated with or used to specifically identify an individual natural Person, including but not limited to name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including Social Security number and driver’s license number), user identification number and password, billing and transactional information, contact preferences, medical, health or insurance information, gender, date of birth, educational or employment information, marital or other status, vehicle identification number, IP address, cookie identifier, or any other number or identifier that uniquely identifies a person, vehicle, browser, or device;

“Petition”, the petition to the High Court seeking the Court Order;

“Pre-Sanction Period”, the period beginning at 12:01 a.m., New York City time on the tenth day prior to the date most recently scheduled and publicly announced as the date of the Court Hearing (as such date may be rescheduled and publicly announced from time to time in accordance with this Agreement, including without limitation, Clause 3.1(q) of this Agreement, and applicable Law) and ending at 5:00 p.m., New York City time, on the day immediately preceding such date most recently scheduled and publicly announced as the date of the Court Hearing; provided, that, for the avoidance of doubt, if the date Court Hearing is so rescheduled and publicly announced as such, then such period shall be determined in reference to the date of such rescheduled and publicly announced Court Hearing;

“Privacy Statement”, shall have the meaning given to that term in Clause 6.1(o)(x);

“Proxy Statement”, shall have the meaning given to that term in Clause 3.7(a);

“RCRA”, shall have the meaning given to that term in Clause 6.1(h);

“Registered Intellectual Property”, means all registered, issued or applied for Owned Intellectual Property;

“Registrar of Companies”, the Registrar of Companies in Dublin, Ireland;

“Regulatory Information Service”, a regulatory information service as defined in the Takeover Rules;

“Release”, shall have the meaning given to that term in Clause 6.1(h);

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the SEC;

“Removal, Remedial or Response”, shall have the meaning given to that term in Clause 6.1(h);

“Representatives”, in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme, which will be set out in the Scheme Document;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules, a copy of which is annexed to this Agreement;

“Sarbanes-Oxley Act”, shall have the meaning given to that term in Clause 6.1(d)(i);

“Scheme” or “Scheme of Arrangement”, the proposed scheme of arrangement pursuant to Sections 449 to 455 of the Act and the capital reduction under Sections 84 and 85 of the Act necessary to effect the proposed scheme of arrangement pursuant to this Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, and as reflected on Schedule 7.8, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Document”, a document (or the relevant sections of the Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Fleetmatics Shareholders and, for information only, to Fleetmatics Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and the Takeover Rules or required by the Panel and (v) such other information as Fleetmatics and Verizon shall agree;

“Scheme Recommendation”, the recommendation of the Fleetmatics Board that Fleetmatics Shareholders vote in favour of the Resolutions;

“SEC”, the United States Securities and Exchange Commission;

“Securities Act”, the United States Securities Act of 1933, as amended;

“Significant Subsidiary”, a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

“Software”, all (i) computer programs (including application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries), together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including libraries, subroutines and other components thereof, in any and all forms and media and application programing interfaces; (ii) computerized databases including all data and information included in such databases; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Takeover Offer”, means an offer in accordance with Clause 3.6 for the entire issued share capital of Fleetmatics (other than any Fleetmatics Shares beneficially owned by Verizon or any member of the Verizon Group (if any)) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document;

“Takeover Offer Document”, means, if following the date of this Agreement, Verizon elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6, the document to be despatched to Fleetmatics Shareholders and others by Verizon containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer) and certain information about Verizon and Fleetmatics and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2013, as amended;

“Tax” (and “Taxes”), shall have the meaning given to that term in Clause 6.1(m)(xix);

“Tax Authority”, shall have the meaning given to that term in Clause 6.1(m)(xix);

“Taxable”, shall have the meaning given to that term in Clause 6.1(m)(xix);

“Taxation”, shall have the meaning given to that term in Clause 6.1(m)(xix);

“Tax Return”, shall have the meaning given to that term in Clause 6.1(m)(xix);

“Trade Secrets”, trade secrets (including, those trade secrets defined in the Defend Trade Secrets Act of 2016 of the United States and under corresponding foreign statutory Law and common law), business, technical, engineering, manufacturing, servicing, financial, supplier or know-how information, other non-public or confidential information and rights to limit the use or disclosure thereof by any person;

“Treasury Regulation”, means the U.S. Treasury regulations promulgated under the Code; “Unvested Share Award”, shall have the meaning give to that term in Clause 4.3(b);

“Unvested Share Award Consideration”, shall have the meaning give to that term in Clause 4.3(b);

“Use”, shall have the meaning give to that term in Clause 6.1(o)(x);

“US$”, “$” or “USD”, United States dollars, the lawful currency of the United States of America;

“U.S.” or “United States”, the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“U.S. GAAP”, U.S. generally accepted accounting principles;

“Verizon”, shall have the meaning given to that term in the Preamble;

“Verizon Board”, the board of directors of Verizon;

“Verizon Directors”, the members of the board of directors of Verizon;

“Verizon Disclosure Schedule”, shall have the meaning given to that term in Clause 6.2;

“Verizon Financing Information”, shall have the meaning given to that term in Clause 3.4(c)(i);

“Verizon Group”, Verizon and all of its Subsidiaries;

“Verizon Reimbursement Payments”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Verizon Revised Acquisition”, shall have the meaning given to that term in Clause 5.2(h)(i);

“Verizon Right to Match”, shall have the meaning given to that term in Clause 5.2(h)(i); and

“Willful Breach”, a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

1.2	Construction

(a)	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa.

(e)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

References to times are to New York City times unless otherwise specified.

2.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND FLEETMATICS EQUITY AWARD HOLDER PROPOSAL

2.1	Rule 2.5 Announcement

(a)	Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

(b)	Forthwith upon the execution of this Agreement, Fleetmatics and Verizon shall jointly, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 9:00 a.m., New York City time, on August 1, 2016, or such later time as may be agreed between the Parties in writing.

(c)	The obligations of Fleetmatics and Verizon under this Agreement, other than the obligations under Clause 2.1(b), shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service.

(d)	Fleetmatics confirms that, as of the date hereof, the Fleetmatics Board considers that the terms of the Scheme as contemplated by this Agreement are fair to the Fleetmatics Shareholders and reasonable and that the Fleetmatics Board has resolved to recommend to the Fleetmatics Shareholders that they vote in favour of the Resolutions. The recommendation of the Fleetmatics Board that the Fleetmatics Shareholders vote in favour of the Resolutions, and the related opinion of the financial adviser to the Fleetmatics Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.2, shall be incorporated in the Scheme Document and any other document sent to Fleetmatics Shareholders in connection with the Acquisition to the extent required by the Takeover Rules or the rules of the SEC.

(e)	Verizon and Bidco each confirm that, as of the date hereof, their respective boards of directors have approved their entry into this Agreement,

(f)	The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

2.2	Scheme

Subject to Clause 3.6:

(a)

Fleetmatics agrees that it will put the Scheme to the Fleetmatics Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions 2(c) and 2(d) and any other Conditions that by their nature are to be satisfied on the Sanction Date, but subject to the satisfaction of such Conditions), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition;

(b)	Bidco agrees that it will (and Verizon undertakes to procure that Bidco will) participate in the Scheme and agrees to be bound by its terms, as proposed by Fleetmatics to the Fleetmatics Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme; and

(c)	each of the Parties agrees that it will fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each will, subject to the terms and conditions of this Agreement, including Clause 7.2, use its reasonable best efforts (including by using its reasonable best efforts to cause each of its controlled Concert Parties and its Representatives to use their respective reasonable best efforts) to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with Completion.

2.3	Change in Shares

If at any time during the period between the date of this Agreement and the Effective Time, the issued Fleetmatics Ordinary Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, in each case only to the extent expressly permitted in accordance with Clause 5.1(b)(i) or Clause 5.1(b)(ii), the Cash Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Fleetmatics Ordinary Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Fleetmatics Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event.

2.4	Fleetmatics Equity Award Holder Proposal

(a)	Subject to the posting of the Scheme Document in accordance with Clause 3.1, the Parties agree that the Fleetmatics Equity Award Holder Proposal will be made to Fleetmatics Equity Award Holders in respect of their respective holdings of Fleetmatics Options and/or Fleetmatics Share Awards in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Fleetmatics Share Plans.

(b)	The Fleetmatics Equity Award Holder Proposal shall be issued as a joint letter from Fleetmatics and Verizon and the Parties shall agree the final form of the letter to be issued in respect of the Fleetmatics Equity Award Holder Proposal and all other documentation necessary to effect the Fleetmatics Equity Award Holder Proposal.

(c)	Save as required by applicable Law, the High Court and/or the Panel, neither Party shall amend the Fleetmatics Equity Award Holder Proposal after its despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

3.	IMPLEMENTATION OF THE SCHEME

3.1	Responsibilities of Fleetmatics in Respect of the Scheme

Fleetmatics shall:

(a)	be responsible for the preparation of the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting;

(b)	for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide Verizon and its advisers with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Fleetmatics or their responsibilities under the Takeover Rules);

(c)	as promptly as reasonably practicable after the definitive Proxy Statement is filed with the SEC, or, if the preliminary Proxy Statement is to be reviewed and commented upon by the SEC, after the filing of an amendment to the preliminary Proxy Statement with the SEC to address the comments made by the SEC, Fleetmatics shall cause to be filed with the Panel the Proxy Statement (in definitive or preliminary form, as the case may be);

(d)	as promptly as reasonably practicable, notify Verizon of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be;

(e)	as promptly as reasonably practicable, notify Verizon upon the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document, the Fleetmatics Equity Award Holder Proposal and the related forms of proxy to be so filed or furnished;

(f)	prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel, or responding in writing to any comments of the Panel with respect thereto, Fleetmatics shall:

(i)	as promptly as reasonably practicable provide Verizon with an opportunity to review and comment on such document or response; and

(ii)	as promptly as reasonably practicable discuss with Verizon and include in such document or response all comments reasonably proposed by Verizon;

(g)	provide Verizon with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Fleetmatics for submission to the High Court in connection with the Scheme prior to their filing, and afford Verizon reasonable opportunities to review and make comments on all such documents and include in such documents all comments reasonably proposed by Verizon;

(h)	as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme, and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as practicable and seek such directions of the High Court as it considers necessary or desirable in connection with the Scheme;

(i)	procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties, each acting reasonably) (a) to Fleetmatics Shareholders on the register of members of Fleetmatics on the applicable record date, as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC (and in any event within five (5) Business Days after the date of such clearance by the SEC), and (b) to the holders of the Fleetmatics Options or Fleetmatics Share Awards on such date, for information only, as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC (and in any event within five (5) Business Days after the date of such clearance by the SEC), and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties, each acting reasonably) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval or (as the case may be) direction of the High Court and/or the Panel to publish or post such documents being obtained;

(j)	unless the Fleetmatics Board has effected a Fleetmatics Change of Recommendation pursuant to Clause 5.2, and subject to the obligations of the Fleetmatics Board under the Takeover Rules, procure that the Scheme Document include the Scheme Recommendation;

(k)	include in the Scheme Document a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

(l)	subject to Clause 3.5(b), applicable Law or any direction of the High Court, not propose an adjournment of the EGM or Court Meeting without the consent of Verizon;

(m)	keep Verizon reasonably informed in the two weeks prior to the Court Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event provide such number promptly upon the request of Verizon or its Representatives and, unless the Fleetmatics Board has effected a Fleetmatics Change of Recommendation, conduct any proxy solicitation exercise and undertake any other steps as may be agreed by the Parties, acting reasonably, to assist the passing of the Resolutions at the Court Meeting and/or the EGM;

(n)	notwithstanding any Fleetmatics Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, hold the Court Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Verizon, such agreement not to be unreasonably withheld, conditioned or delayed;

(o)	afford all such cooperation and assistance as may reasonably be requested of it by Verizon in respect of the preparation and verification of any document or in connection with any Clearance or confirmation reasonably required for the implementation of the Scheme, including the provision to Verizon of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Verizon may reasonably request (including for the purposes of preparing the Proxy Statement) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Fleetmatics Shareholders or filed with the High Court or in any announcement;

(p)	review and provide comments (if any) in a timely manner on all documentation submitted to it;

(q)

following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 453 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived where applicable (with the exception of Conditions 2(c) and 2(d)), (i) take all necessary steps on the part of Fleetmatics to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter and (ii) use its reasonable best efforts so as to ensure that the Court Hearing occurs as promptly as practicable thereafter; provided, however, that, in the event Verizon would otherwise have the right to terminate this Agreement pursuant to Clause 9.1(a)(ix) and has sought to exercise that right by delivering a notice of termination in accordance with the terms of this Agreement, Fleetmatics shall have the right to seek at the then scheduled Court Hearing a reasonable postponement of the Court Hearing (but in no event to a date later than the third Business Day prior to the End Date) and, if Fleetmatics shall have exercised its right to seek such postponement in accordance with this Clause 3.1(q), (1) Fleetmatics shall not seek to have the High Court take any action at the Court Hearing (including seeking the High Court’s sanction of the Scheme) other than seeking the High Court’s approval of such postponement and (2) no such notice of termination delivered by Verizon shall be effective (x) until the time at which the High Court shall have declined to grant such postponement, or (y) if such postponement has been granted and, taking into account such postponement, the Pre-Sanction Period has not then commenced (it being understood that such termination notice shall in the circumstances described in clause (y) be deemed to have been revoked and rescinded, provided, however, that, nothing shall prevent Verizon from delivering a new notice of termination pursuant to Clause 9.1(a)(ix) during a subsequent Pre-Sanction Period, including with respect to the same underlying cause that gave rise to Verizon’s right to terminate under Clause 9.1(a)(ix) if such condition remains in existence when such new notice of termination is delivered); provided, further, however, that, (A) for the avoidance of doubt, in no circumstance shall a notice from Verizon invoking the termination of this Agreement pursuant to Clause 9.1(a)(ix) delivered during the Pre-Sanction Period be considered to be untimely delivered as a result of the delayed effectiveness provisions set forth in this Clause 3.1(q) and (B) if Fleetmatics shall not have irrevocably committed to Fleetmatics in writing (which commitment may be delivered by email), by no later than one hour prior to the scheduled commencement of the Court Hearing, that it will exercise its right to seek such postponement in accordance with this Clause 3.1(q) at the Court Hearing, such notice of termination shall become effective immediately prior to the commencement of the Court Hearing; and

(r)	give such undertakings as are required by the High Court in connection with the Scheme and as are reasonably necessary or desirable to implement the Scheme.

3.2	Responsibilities of Bidco and Verizon in Respect of the Scheme

Bidco shall (and Verizon will procure that Bidco shall), and in the case of Clauses 3.2(b), 3.2(c), 3.2(d), 3.2(e), 3.2(f) and 3.2(g), Verizon shall:

(a)	instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme (including the issuance of the Cash Consideration pursuant thereto);

(b)	if, and to the extent that, it or any of its Concert Parties owns or is interested in Fleetmatics Ordinary Shares, exercise all of its rights, and, insofar as lies within its powers, procure that each of its Concert Parties shall exercise all rights, in respect of such Fleetmatics Ordinary Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Fleetmatics held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Fleetmatics Ordinary Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Court Meeting and/or EGM as the case may be;

(c)	procure that the other members of the Verizon Group and, insofar as lies within its power or procurement, their Representatives take all such steps as are reasonably necessary or desirable in order to implement the Scheme, including the provision by Bidco of any customary undertakings required by the High Court to be provided to it by Bidco;

(d)	keep Fleetmatics reasonably informed and consult with Fleetmatics as to the performance of the obligations and responsibilities required of Verizon and Bidco pursuant to this Agreement and/or the Scheme and as to any developments relevant to the proper implementation of the Scheme;

(e)	afford all such cooperation and assistance as may reasonably be requested of it by Fleetmatics in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Fleetmatics of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Fleetmatics may reasonably request (including for the purposes of preparing the Proxy Statement) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Fleetmatics Shareholders or filed with the High Court or in any announcement;

(f)	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it; and

(g)	as promptly as reasonably practicable, notify Fleetmatics of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition, as the case may be.

3.3	Mutual Responsibilities of the Parties

(a)	If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document or the Proxy Statement, or that is required to be included therein in order that the information therein shall not contain an untrue statement or omit to state any material fact required to be stated therein or necessary in order to make the information or statements therein not false or misleading at the time and in light of the circumstances under which such information is included or statements made, then the Party becoming so aware shall promptly inform the other Parties thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Fleetmatics Shareholders and, for information only, if required, to the holders of the Fleetmatics Options or Fleetmatics Share Awards; and

(b)	Each of the Parties shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clauses 8.1 in connection with Completion.

3.4	Dealings with the Panel

(a)	Each of the Parties will promptly provide such assistance and information as may reasonably be requested by any other Party in connection with any correspondence or discussions with the Panel in connection with the Scheme and/or the Acquisition.

(b)	Save where prohibited by the Panel, each of the Parties will (i) give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or any amendment to be proposed to the Scheme in connection therewith, and afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate and (ii) keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Clause 3.4(b) may be redacted:

(i)	to remove references concerning the valuation of the businesses of Fleetmatics; and

(ii)	as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such privilege concerns).

(c)	Fleetmatics undertakes, if so reasonably requested by Verizon, to issue as promptly as reasonably practicable its written consent to Verizon and to the Panel in respect of any application made by Verizon to the Panel:

(i)	to redact any commercially sensitive or confidential information specific to Verizon’s financing arrangements for the Acquisition (“Verizon Financing Information”) from any documents that Verizon is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules; and

(ii)	for a derogation from the requirement under the Takeover Rules to disclose Verizon Financing Information in the Scheme Document, any supplemental document or other document sent to Fleetmatics Shareholders or the holders of the Fleetmatics Options or Fleetmatics Share Awards pursuant to the Takeover Rules.

(d)	Fleetmatics undertakes, if so reasonably requested by Verizon, to issue as promptly as reasonably practicable its written consent to Verizon and to the Panel in respect of any application made by Verizon to the Panel requesting a derogation from the timing requirement pursuant to Rule 30.2 of the Takeover Rules in connection with the despatch of the Scheme Document to Fleetmatics Shareholders where compliance with such timing requirement will not be possible within the 28 day period after the date of the Rule 2.5 announcement.

(e)	Notwithstanding the foregoing provisions of this Clause 3.4, (i) Fleetmatics shall not be required to take any action pursuant to such provisions if (A) such action is prohibited by the Panel (unless the Panel decision is successfully appealed by either Fleetmatics or Verizon) or (B) Fleetmatics has made a Fleetmatics Change of Recommendation and (ii) no Party shall be required to take any actions pursuant to this Clause 3.4 if such actions relate to a matter (A) where the interests of Fleetmatics and Verizon are, or are reasonably likely to be, adverse or (B) involving a person who has made, or is reasonably likely to make, a Fleetmatics Alternative Proposal (or any Affiliate of, or persons Acting in Concert with, such person).

(f)	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules or the Act.

3.5	No Scheme Amendment by Fleetmatics

Save as required by Law, the High Court and/or the Panel, Fleetmatics shall not:

(a)	amend the Scheme;

(b)

adjourn or postpone (or propose an adjournment or postponement of) the Court Meeting or the EGM; provided, however, that Fleetmatics may, without the consent of Verizon, adjourn or postpone (or propose to adjourn or postpone) the Court Meeting or EGM, (i) in the case of adjournment, if requested by the Fleetmatics Shareholders (on a poll) to do so, provided, that the resolution was not proposed by Fleetmatics or any of its Affiliates or any of its or its Affiliates’ officers, directors, employees, agents or other representatives, (ii) to the extent reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Fleetmatics Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Fleetmatics Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Fleetmatics Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (iii) if as of the time the Court Meeting or EGM is scheduled (as set forth in the Proxy Statement), there are insufficient Fleetmatics Ordinary Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which the Fleetmatics Board, acting reasonably, believes there will be a sufficient number of Fleetmatics Ordinary Shares represented to constitute a quorum or (B) voting for the approval of the Court Resolutions or the EGM Resolutions, as applicable, but only until a meeting can be held at which the Fleetmatics Board, acting reasonably, believes there will be a sufficient number of votes of holders of Fleetmatics Ordinary Shares to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable; provided, that the Court Meeting and EGM are not postponed or adjourned to a date that is more than 30 days after the date for which the Court Meeting and EGM are originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided or made available to Fleetmatics Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting and EGM and to give the Fleetmatics shareholders sufficient time to evaluate any such supplement or amendment or other information); or

(c)	amend the Resolutions (in each case, in the form set out in the Scheme Document);

after despatch of the Scheme Document without the consent of Verizon.

3.6	Switching to a Takeover Offer

(a)	In the event (and only in the event) that Verizon reasonably considers (in its good faith discretion) that a competitive situation exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, Verizon may elect (and with the Panel’s consent) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6, and Verizon shall notify Fleetmatics promptly of any such election made by it to implement the Acquisition by way of the Takeover Offer (rather than the Scheme).

(b)	If Verizon elects to implement the Acquisition by way of the Takeover Offer pursuant to Clause 3.6(a), Fleetmatics undertakes to provide Verizon as promptly as reasonably practicable with all such information about the Fleetmatics Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and relevant professional advisers.

(c)	If Verizon elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6(a), the Parties mutually agree:

(i)	that the Takeover Offer Document will contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Verizon and the Panel; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Fleetmatics Shareholders (except for the 80 per cent acceptance condition contemplated by paragraph 9 of Annex III to the Rule 2.5 Announcement) and the holders of Fleetmatics Options and Fleetmatics Share Awards and Fleetmatics Employees as those which would apply in relation to the Scheme;

(ii)	to reasonably co-operate and consult with each other in the preparation of the Takeover Offer Document or any other document or filing which is required for the purposes of implementing the Acquisition;

(iii)	that, unless the Fleetmatics Board has previously effected a Fleetmatics Change of Recommendation in accordance with the provisions of Clause 5.2, the Takeover Offer shall incorporate a recommendation to the holders of the Fleetmatics Ordinary Shares from the Fleetmatics Board to accept the Takeover Offer, and such recommendation will not thereafter be withdrawn, adversely modified or qualified except as contemplated by Clause 5.2;

(iv)	to prepare and file with, or submit to, the SEC and, to the extent required, the Panel and the High Court, all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act in connection with the Takeover Offer and to make any applications or initiate any appearances that may be required or desirable to and in front of the High Court for the purpose of discontinuance of High Court proceedings initiated in connection with the Scheme and each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following reasonable accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(v)	to provide the other Party with any comments received from the SEC on any documents filed by it with the SEC promptly after receipt thereof; and

(vi)	to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and, to the fullest extent permitted by the SEC, afford the other Party reasonable opportunity to participate therein.

(d)	If the Takeover Offer is consummated, Verizon shall cause Bidco or its designee to effect as promptly as reasonably practicable a compulsory acquisition of any Fleetmatics Ordinary Shares under Sections 456 to 460 of the Act not acquired in the Takeover Offer for the same consideration per share.

(e)	For the avoidance of doubt and except as may be required by the Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Clause 3.6 shall require Fleetmatics to provide Verizon with any information with respect to, or to otherwise take or fail to take any action in connection with Fleetmatics’ consideration of or response to, any Fleetmatics Alternative Proposal.

3.7	Preparation of Proxy Statement

(a)	As promptly as reasonably practicable following the date hereof, and in any event within fifteen (15) Business Days after the date hereof, Fleetmatics shall prepare and file with the SEC preliminary proxy materials which shall constitute the Scheme Document, which shall also constitute the proxy statement relating to the matters to be submitted to the Fleetmatics Shareholders at the Court Meeting and the EGM (such Proxy Statement, and any amendments or supplements thereto, the “Proxy Statement”). Verizon and Bidco shall cooperate with Fleetmatics in the preparation of the Proxy Statement and furnish all information concerning Verizon or Bidco, as the case may be, that is required in connection with the preparation of the Proxy Statement. Fleetmatics shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and to mail the Proxy Statement to its shareholders as promptly as practicable (and in any event within five (5) Business Days after the date of the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement), to the extent required by applicable Law.

Fleetmatics shall, as promptly as practicable after receipt thereof, provide Verizon with copies of any written comments and advise Verizon of any oral comments with respect to the Proxy Statement received from the SEC or the Staff of the SEC. Fleetmatics shall provide Verizon with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and Fleetmatics will promptly provide Verizon with a copy of all such filings made with the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken by it under any applicable state securities Laws in connection with the Acquisition, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Fleetmatics Shareholders.

4.	FLEETMATICS EQUITY AWARDS

4.1	Treatment of Equity Awards

Neither Verizon nor Bidco nor any of their Affiliates shall assume any Fleetmatics Options or Fleetmatics Share Awards, whether vested or unvested, in connection with the transactions contemplated by this Agreement. Immediately prior to the Effective Time, the Fleetmatics Share Plans shall be terminated by Fleetmatics and all Fleetmatics Options and Fleetmatics Share Awards, whether vested or unvested, that are outstanding and unexercised as of immediately prior to the Effective Time shall, at the Effective Time, automatically (and without any action on the part of any party hereto or the holder thereof) be cancelled and terminated and automatically converted into the right of the holder thereof to receive the consideration set forth below, if any and as applicable, upon the terms and subject to the conditions set forth in this Agreement.

4.2	Fleetmatics Options Granted under the Fleetmatics Share Plans

(a)	Effective as of the Effective Time, each Fleetmatics Option that is outstanding and unexercised immediately prior to the Effective Time and whether vested (including, as a result of any applicable vesting acceleration) or unvested, shall, without any further action on the part of any holder thereof, be cancelled, terminated and converted into the right of the former holder of such Fleetmatics Option to receive, for each Fleetmatics Ordinary Share then subject to such Fleetmatics Option, the Cash Consideration, without interest and less the exercise price and any required withholdings applicable to such Fleetmatics Option. Following the Effective Time, any such cancelled Fleetmatics Option shall no longer be exercisable for Fleetmatics Ordinary Shares and shall only entitle the holder of such Fleetmatics Option to the payment described in this Clause 4.2, which shall be made or caused to be made by Bidco as of, or within thirty (30) days after, the Effective Time.

(b)	For the avoidance of doubt, if the exercise price per Ordinary Share of any Fleetmatics Option (whether or not vested) that is outstanding as of immediately prior to the Effective Time exceeds the Cash Consideration, such Fleetmatics Option shall be cancelled as of the Effective Time without the payment of any amount or other consideration in respect thereof.

4.3	Fleetmatics Share Awards Granted under the Fleetmatics Share Plans

(a)

Effective as of the Effective Time, each Fleetmatics Share Award that is outstanding and vested immediately prior to the Effective Time (including, as a result of any applicable vesting acceleration) shall, without any further action on the part of any holder thereof, be cancelled, extinguished and converted into the right of the former holder of such Fleetmatics Share Award to receive the Cash

Consideration, without interest and less any required withholdings applicable to such Fleetmatics Share Award, which shall be made or caused to be made by Bidco as of, or within thirty (30) days after, the Effective Time.

(b)	Each Fleetmatics Share Award that is outstanding and unvested immediately prior to the Effective Time (any such Fleetmatics Share Award, an “Unvested Share Award”) shall, without any further action on the part of any holder thereof, be cancelled, extinguished and converted into the right of the former holder of such Unvested Share Award to receive, following the Effective Time, a cash amount equal to the Cash Consideration, without interest and subject to applicable Tax withholding (if any) (the “Unvested Share Award Consideration”), payable at such time or times as set forth in Clause 4.3(c).

(c)	All amounts payable with respect to any Unvested Share Award shall (i) be deemed earned and vested on the date(s) on which such Unvested Share Award would otherwise have vested in accordance with the vesting schedule that applied to such Unvested Share Award immediately prior to the Effective Time (including any applicable acceleration provisions, except as otherwise agreed to by Verizon and such former holder in writing), subject to satisfaction of all applicable vesting conditions on or prior to such vesting date(s), and (ii) be paid by Verizon or its designee, less any applicable withholding taxes and in accordance with its payroll procedures, no later than thirty (30) days following the vesting date(s) of such Unvested Share Award; provided, however, that any performance measures applicable to such Unvested Share Award shall be deemed to have been satisfied as of the Effective Time as if 100% of the applicable performance targets have been achieved and thereafter such Unvested Share Award will continue to vest based upon the otherwise applicable time-based vesting schedule subject to acceleration as provided in this Clause 4.3(c) below; provided further that if prior to the time at which such Unvested Share Award is fully vested a holder’s employment with Fleetmatics and its Subsidiaries is terminated either (I) without Cause or (II) by reason of the holder’s disability or death, then, in the case of any of clauses (I) or (II), the Unvested Share Award Consideration shall be payable to such holder with respect to such unvested portion of such Unvested Share Award (together with any other amounts due pursuant to this Clause 4.3 but not yet actually paid) promptly following such termination of employment.

4.4	Implementation

Prior to the Effective Time, Fleetmatics shall take all necessary actions, including obtaining appropriate resolutions of Fleetmatics’ board of directors (or applicable committee thereof), providing all notices, obtaining any necessary consents and taking all other actions necessary or desirable to effect the termination of the Fleetmatics Share Plans and awards outstanding thereunder, which notices, resolutions, consents and other written materials shall be subject to the review and approval of Verizon, which shall not be unreasonably withheld, conditioned or delayed.

4.5	Amendment of Articles

Fleetmatics shall procure that a special resolution be put before the Fleetmatics Shareholders at the EGM proposing that the Memorandum and Articles of Association of Fleetmatics be amended so that any Fleetmatics Ordinary Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Bidco for the same consideration per Fleetmatics Ordinary Share as shall be payable to Fleetmatics Shareholders under the Scheme (depending upon the timing of such allotment); provided, however, that nothing in such amendment to the Memorandum and Articles of Association of Fleetmatics shall prohibit the sale (whether on a stock exchange or otherwise) of any Fleetmatics Ordinary Shares issued on the exercise of Fleetmatics Options or vesting or settlement of Fleetmatics Share Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Fleetmatics Share will be bound by the terms of the Scheme.

4.6	Fleetmatics ESPP

Prior to the Effective Time, Fleetmatics may continue to operate the Fleetmatics’ Employee Stock Purchase Plan (the “Fleetmatics ESPP”) in accordance with its terms; provided, that, notwithstanding anything to the contrary in the Fleetmatics ESPP, (i) Fleetmatics shall not permit any individual to, and no individual shall, increase the amount of an existing election, or make a new election, with respect to payroll deductions thereunder; (ii) the offering period ongoing as of the date of this Agreement shall be the final offering period under the Fleetmatics ESPP and the currently outstanding purchase rights under the Fleetmatics ESPP shall be exercised on the earlier of (x) the next regularly scheduled Exercise Date (as defined in the Fleetmatics ESPP) under the Fleetmatics ESPP or (y) the date that is seven Business Days prior to the Effective Date (such date, the “Final Enrollment Date”) and any participant payroll deductions not applied to the purchase of Fleetmatics Ordinary Shares on the Final Enrollment Date shall be returned to participants pursuant to the terms of the Fleetmatics ESPP; and (iii) no additional options shall be granted upon or after such Final Enrollment Date. Fleetmatics shall terminate the Fleetmatics ESPP, effective as of the Effective Time.

5.	FLEETMATICS CONDUCT

5.1	Conduct of Business by Fleetmatics

(a)	At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in the corresponding subsection of Clause 5.1 of the Fleetmatics Disclosure Schedule, or with the prior written consent of Verizon (which consent shall not be unreasonably withheld, delayed or conditioned), Fleetmatics shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course consistent with past practice.

(b)	At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Fleetmatics Disclosure Schedule, or with the prior written consent of Verizon (which consent shall not be unreasonably withheld, delayed or conditioned), Fleetmatics:

(i)	shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Fleetmatics or its Subsidiaries), except dividends and distributions paid or made by wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary in the ordinary course consistent with past practice;

(ii)	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital;

(iii)

shall not, and shall not permit any of its Subsidiaries to (A) grant any Fleetmatics Options, Fleetmatics Share Awards or any other equity or equity-based awards, (B) grant or announce any increase in the compensation or other benefits payable or provided to Fleetmatics’ current or former directors, officers, consultants or employees, except in the case of employees (other than any employee with a title of vice president or above) (1) in connection with performance-related compensation increases in the ordinary course of business and consistent with past practice not to exceed $15,000 and (2) in connection with changes to such employee’s position, title, responsibilities or promotion in the ordinary course of business and consistent with past practice not to exceed $15,000, with the total amount of all increases made pursuant to (B)(1) and (B)(2) not to exceed $500,000 in the aggregate per calendar quarter, (C) enter into any new, or amend in any material respect, any employment, indemnification, change of control, severance, retention or similar agreement or arrangement with any director, officer, consultant or employee, (D) terminate the employment of any officers with a title of vice president or above (other than for cause) or hire any employee with a title of vice president or above or an aggregate annual base salary and target bonus opportunity of at least $250,000, (E) amend any performance targets with respect to any outstanding bonus, incentive, equity or equity-based awards, (F) amend the funding obligation or contribution rate of any Fleetmatics Benefit Plan or change any underlying assumptions to calculate benefits payable under any Fleetmatics Benefit Plan, or (G) establish, adopt, enter into, amend or terminate a Fleetmatics Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of each of sub-clauses (A) through (G) of this Clause 5.1(b)(iii) as required by existing written agreements or Fleetmatics Benefit Plans in effect as of the date of this Agreement and disclosed to Verizon or as otherwise required by applicable Law;

(iv)	shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP, applicable Law or SEC policy;

(v)	shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except pursuant to the matters set forth in Clause 5.1(b)(v) of the Fleetmatics Disclosure Schedule;

(vi)	shall not amend the Fleetmatics Memorandum and Articles of Association, and shall not permit any of its Subsidiaries to adopt any amendments to its Organisational Documents except pursuant to the EGM resolutions;

(vii)	shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Fleetmatics or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Fleetmatics Option under any existing Fleetmatics Share Plan (except as otherwise required by the express terms of any options outstanding on the date hereof), other than (A) issuances of Fleetmatics Ordinary Shares upon the due exercise of Fleetmatics Options or the settlement of Fleetmatics Share Awards upon the vesting, in each case in respect of Fleetmatics Options and Fleetmatics Share Awards outstanding on the date hereof, (B) withholding of Fleetmatics Ordinary Shares to satisfy Tax obligations pertaining to the exercise of Fleetmatics Options or the vesting or settlement of Fleetmatics Share Awards or to satisfy the exercise price with respect to Fleetmatics Options or to effectuate an optionee direction upon exercise and in accordance with the terms of the Fleetmatics Share Plans and (C) subject to Clause 4.6, issuances or distributions of Fleetmatics Ordinary Shares pursuant to the Fleetmatics ESPP;

(viii)	shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for acquisitions of Fleetmatics Ordinary Shares tendered by holders of Fleetmatics Options and Fleetmatics Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto in accordance with the terms of the Fleetmatics Share Plans;

(ix)	shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Fleetmatics and its wholly-owned Subsidiaries or among Fleetmatics’ wholly-owned Subsidiaries (unless such transaction would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Fleetmatics Group that are material and adverse), (B) issuances of guarantees by Fleetmatics of indebtedness for borrowed money of Subsidiaries of Fleetmatics or issuances of guarantees by Fleetmatics’ Subsidiaries of indebtedness for borrowed money of Fleetmatics or any Subsidiary of Fleetmatics, which indebtedness is incurred in compliance with this Clause 5.1(b)(ix), (C) incurrence of indebtedness for borrowed money not to exceed $30 million in the aggregate incurred pursuant to agreements entered into by Fleetmatics or its Subsidiaries in effect prior to the execution of this Agreement and set forth in Clause 5.1(b)(ix) of the Fleetmatics Disclosure Schedule and (D) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments; provided that nothing contained herein shall prohibit Fleetmatics and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(x)

shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person, except for loans among Fleetmatics and its wholly owned Subsidiaries or among Fleetmatics’ wholly owned Subsidiaries (provided that (x) subject to the provisions of the existing indebtedness of Fleetmatics and its Subsidiaries as may be amended, Fleetmatics and its Subsidiaries shall not make any such loan if it would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Fleetmatics Group that are material and adverse and, (y) in any event, Fleetmatics shall not structure any such loan in a manner that would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Fleetmatics Group that are material and adverse);

(xi)	shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap, let lapse or otherwise dispose of, or subject to any Lien (other than Fleetmatics Permitted Liens), any of its material tangible properties or assets (including shares in the capital of its or their Subsidiaries), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement and set forth in Clause 5.1(b)(xi) of the Fleetmatics Disclosure Schedule, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant sub-clause (ix) hereof, (C) sales of inventory in the ordinary course of business, and (D) for transactions among Fleetmatics and its wholly owned Subsidiaries or among Fleetmatics’ wholly owned Subsidiaries (provided that (x) subject to the provisions of the existing indebtedness of Fleetmatics and its Subsidiaries as such provisions may be amended from time to time, Fleetmatics and its Subsidiaries shall not engage in any such transaction if it would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Fleetmatics Group that are material and adverse and, (y) in any event, Fleetmatics shall not structure any such transaction in a manner that would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Fleetmatics Group that are material and adverse);

(xii)	shall not, and shall not permit any of its Subsidiaries to, (A) sell, assign, convey, transfer, exchange, swap or otherwise dispose of, or subject to any Lien, any Owned Intellectual Property, or (B) grant to any third party any license or other rights with respect to any material Owned Intellectual Property, except for non-exclusive licenses of Owned Intellectual Property granted to customers in the ordinary course of business consistent with past practice;

(xiii)	shall not, and shall not permit any of its Subsidiaries to, abandon, allow to lapse or fail to maintain any material Owned Intellectual Property, except for such issuances, registrations or applications that Fleetmatics or any of its Subsidiaries has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

(xiv)

shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending by or against Fleetmatics or any of its Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (x) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, US$3,000,000, (y) does not impose any injunctive relief on Fleetmatics and its Subsidiaries or otherwise encumber or restrict their operations and (z) does not include any admission of guilt or wrongdoing by Fleetmatics, or otherwise as required by applicable Law or any judgment by a court of competent jurisdiction;

(xv)	shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, adopt or change any method of accounting for Tax purposes, make any change in any annual accounting period, file any amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material amount of Tax refund;

(xvi)	shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, in excess of the amounts set forth in Clause 5.1(b)(xvi) of the Fleetmatics Disclosure Schedule;

(xvii)	shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Fleetmatics Material Contract, or materially modify, materially amend or terminate any Fleetmatics Material Contract or waive, release or assign any material rights or claims thereunder;

(xviii)	shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Fleetmatics and its wholly owned Subsidiaries or among Fleetmatics’ wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have tax consequences to Fleetmatics or any of its Subsidiaries or otherwise have effects upon the Fleetmatics Group that are material and adverse; and

(xix)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2	Non-Solicitation Applicable to Fleetmatics

(a)

Subject to any actions which Fleetmatics is required to take so as to comply with the requirements of the Takeover Rules, Fleetmatics agrees that neither it nor any Subsidiary of Fleetmatics shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives and any person Acting in Concert with Fleetmatics not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any

Fleetmatics Alternative Proposal, (ii) participate in any discussions or negotiations regarding a Fleetmatics Alternative Proposal with, or furnish any nonpublic information regarding a Fleetmatics Alternative Proposal to, any person that has made or, to Fleetmatics’ knowledge, is considering making a Fleetmatics Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.2, or (iii) waive, terminate, modify or fail to use its reasonable best efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to Fleetmatics or any of its Subsidiaries. Fleetmatics shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Fleetmatics Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Fleetmatics Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)

Notwithstanding the limitations set forth in Clause 5.2(a), if Fleetmatics receives a bona fide written Fleetmatics Alternative Proposal or enquiry or proposal from a person who is intending on making a Fleetmatics Alternative Proposal and the Fleetmatics Board determines in good faith (after consultation with Fleetmatics’ financial advisor and outside legal counsel) that (i) such Fleetmatics Alternative Proposal, enquiry or proposal either constitutes a Fleetmatics Superior Proposal or could reasonably be expected to result in a Fleetmatics Superior Proposal and (ii) the failure to take the actions described in clauses (x) and (y) below would be inconsistent with the directors’ fiduciary duties under applicable Law, and which Fleetmatics Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.2, Fleetmatics may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons Acting in Concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Fleetmatics Alternative Proposal (provided that all such information has previously been provided to Verizon or is provided to Verizon concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Fleetmatics receives from the third party an executed confidentiality agreement on terms no less restrictive of such person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to such Fleetmatics Alternative Proposal. Fleetmatics will promptly (and in any event within 24 hours of receipt) notify Verizon orally and in writing of the receipt of any Fleetmatics Alternative Proposal or any communication or proposal that may reasonably be expected to lead to a Fleetmatics Alternative Proposal, and shall, in the case of any such notice, set forth the material terms and conditions of such Fleetmatics Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Fleetmatics Alternative Proposal, and thereafter shall promptly keep Verizon informed on a current basis of any material change to the terms and status of any such Fleetmatics Alternative Proposal. Fleetmatics shall provide to Verizon as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Fleetmatics or any of its Subsidiaries and the person making any such Fleetmatics Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Fleetmatics Alternative Proposal, including draft agreements or term sheets submitted by either party in connection therewith. Fleetmatics shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement with any person subsequent to the date of this Agreement that prohibits Fleetmatics from providing such information to Verizon.

(c)	Except as set forth in Clauses 5.2(d), (e) and (h) below, neither the Fleetmatics Board nor any committee thereof shall (i) (A) withdraw or fail to make (or qualify or modify in any manner adverse to Verizon), or propose publicly to withdraw or fail to make (or qualify or modify in any manner adverse to Verizon), the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii) or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Fleetmatics Alternative Proposal (any action in this subclause (i) being referred to as a “Fleetmatics Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Fleetmatics Change of Recommendation and, (y) for the avoidance of doubt, the provision by Fleetmatics to Verizon of notice or information in connection with a Fleetmatics Alternative Proposal or Fleetmatics Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Fleetmatics Change of Recommendation) or (ii) cause or allow Fleetmatics or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Fleetmatics Alternative Proposal, or requiring, or reasonably expected to cause, Fleetmatics to abandon, terminate, delay or fail to consummate the Acquisition (other than as contemplated by Clause 5.2(h)(i) and other than a confidentiality agreement as contemplated by Clause 5.2(b)).

(d)

Nothing in this Agreement shall prohibit or restrict the Fleetmatics Board, in response to an Intervening Event, from making a Fleetmatics Change of Recommendation at any time prior to obtaining the Fleetmatics Shareholder Approval if the Fleetmatics Board has concluded in good faith (after consultation with Fleetmatics’ outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Fleetmatics shall have provided prior written notice to Verizon, at least four (4) Business Days in advance, of the Fleetmatics Board’s intention to make such Fleetmatics Change of

Recommendation and the reasons therefor, and provided, further, that the Fleetmatics Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Verizon in response to such prior written notice or otherwise, and during such four (4) Business Day period, Fleetmatics shall engage in good faith negotiations with Verizon regarding any changes to the terms of this Agreement proposed by Verizon. Notwithstanding any Fleetmatics Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Fleetmatics shall hold the Court Meeting and the EGM in accordance with Clause 3.1 for purposes of obtaining the approval of the Resolutions by the requisite majorities of Fleetmatics Shareholders, and nothing contained herein shall be deemed to relieve Fleetmatics of such obligation.

(e)	Nothing contained in this Agreement shall prohibit or restrict Fleetmatics or the Fleetmatics Board from (i) taking and disclosing to the Fleetmatics Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Fleetmatics Shareholders if in the good faith judgment of the Fleetmatics Board (after consultation with Fleetmatics’ outside legal counsel), failure to so disclose and/or take would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Fleetmatics Board with respect to this Agreement, the Scheme and/or the Takeover Offer or a Fleetmatics Alternative Proposal shall be deemed to be a Fleetmatics Change of Recommendation unless Fleetmatics in connection with such disclosure publicly states that the Fleetmatics Board expressly rejects the applicable Fleetmatics Alternative Proposal and expressly states that its recommendation with respect to this Agreement, the Scheme and/or the Takeover Offer has not changed or expressly reiterates the prior recommendation of the Fleetmatics Board, without otherwise disclosing or effecting any Fleetmatics Change of Recommendation.

(f)	As used in this Agreement, “Fleetmatics Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Verizon or any of its Concert Parties or any person Acting in Concert with Verizon pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Fleetmatics by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 20% or more of the assets of Fleetmatics and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Fleetmatics’ Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 20% or more of the outstanding Fleetmatics Ordinary Shares; (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Fleetmatics as a result of which the holders of Fleetmatics Ordinary Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof; or (v) any combination of the foregoing.

(g)	As used in this Agreement “Fleetmatics Superior Proposal” shall mean a written bona fide Fleetmatics Alternative Proposal made by any person that the Fleetmatics Board determines in good faith (after consultation with Fleetmatics’ financial advisor and outside legal counsel) is more favourable to the Fleetmatics Shareholders than the transactions contemplated by this Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Fleetmatics Board considers in good faith to be appropriate (it being understood that, for purposes of the definition of “Fleetmatics Superior Proposal”, references to “20%” in the definition of Fleetmatics Alternative Proposal shall be deemed to refer to “75%”).

(h)	The Parties agree that:

(i)

Nothing in this Agreement shall prohibit or restrict the Fleetmatics Board, at any time prior to obtaining the Fleetmatics Shareholder Approval, from making a Fleetmatics Change of Recommendation and substantially concurrently therewith Fleetmatics terminating this Agreement in order to substantially concurrently enter into a definitive written agreement to implement a Fleetmatics Superior Proposal first made after the date of this Agreement and that did not result from a breach of this Clause 5.2, provided that, (w) the Fleetmatics Board has concluded in good faith (after consultation with Fleetmatics’ financial advisor and outside legal counsel)) that (1) the Fleetmatics Alternative Proposal constitutes a Fleetmatics Superior Proposal and (2) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (x) promptly upon the Fleetmatics Board’s determination that a Fleetmatics Superior Proposal exists (and in any event, within 24 hours of such determination), Fleetmatics has provided a written notice to Verizon (a “Fleetmatics Superior Proposal Notice”) advising Verizon that Fleetmatics has received a Fleetmatics Alternative Proposal and specifying the information with respect thereto required by Clause 5.2(b) and including written notice of the determination of the Fleetmatics Board that the Fleetmatics Alternative Proposal constitutes a Fleetmatics Superior Proposal, (y) Fleetmatics has provided Verizon with an opportunity, for a period of four (4) Business Days from the time of delivery to Verizon of the Fleetmatics Superior Proposal Notice (as may be extended pursuant to the proviso below, the “Verizon Notice Period”), to propose to amend (the “Verizon Right to Match”) the terms and conditions of this Agreement and the Acquisition, including an increase in, or modification of, the Cash Consideration (any such proposed transaction, a “Verizon Revised Acquisition”), such that the Fleetmatics Superior Proposal no longer constitutes a Fleetmatics Superior Proposal, and (z) at the end of such Verizon Notice Period, the Fleetmatics Board has determined (after consultation with Fleetmatics’ financial advisor and outside legal counsel)

that (i) the Fleetmatics Superior Proposal continues to be a Fleetmatics Superior Proposal notwithstanding the Verizon Revised Acquisition and taking into account all amendments and proposed changes made thereto during the Verizon Notice Period and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. In the event that during the Verizon Notice Period any material revision is made to the terms of the Fleetmatics Superior Proposal, Fleetmatics shall be required, upon each such revision, to deliver a new Fleetmatics Superior Proposal Notice to Verizon and to comply with the requirements of this Clause 5.2(h)(i) with respect to such new Fleetmatics Superior Proposal Notice; and

(ii)	in the event that a competitive situation arises within the meaning of Rule 31.4 of the Takeover Rules in relation to Verizon and a third party or parties, Fleetmatics shall use its reasonable best efforts to obtain permission from the Panel to provide that the auction procedure determined by the Panel (if any) shall give effect to and be consistent with Verizon’s rights and the obligations of Fleetmatics and the Fleetmatics Board pursuant to this Clause 5.2(h), and Fleetmatics shall, to the extent reasonably practicable, keep Verizon reasonably informed of any discussions with the Panel in respect of the determination of such auction procedure.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Fleetmatics Representations and Warranties

Except as disclosed in the Fleetmatics SEC Documents filed or furnished with the SEC since December 31, 2014 and publicly available prior to the date hereof or in the applicable section of the disclosure schedule delivered by Fleetmatics to Verizon immediately prior to the execution of this Agreement (the “Fleetmatics Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Fleetmatics Disclosure Schedule shall be deemed disclosure with respect to any other subclause of this Clause 6.1 to which the relevance of such item is reasonably apparent on its face without any independent knowledge of the reader), Fleetmatics represents and warrants to Verizon as follows:

(a)

Qualification, Organisation, Subsidiaries, etc. Each of Fleetmatics and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure of one or more of Fleetmatics’ Subsidiaries to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect. Fleetmatics has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Fleetmatics (the “Fleetmatics Memorandum and Articles of Association”) as amended to the date hereof. The Fleetmatics Memorandum and Articles of Association are in full force and effect and Fleetmatics is not in violation of the Fleetmatics Memorandum and Articles of Association, except for such violations as have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business or results of operations of Fleetmatics and its Subsidiaries taken as a whole.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Fleetmatics have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Fleetmatics free and clear of all Liens, other than Fleetmatics Permitted Liens.

(b)	Capital.

(i)

The authorised capital of Fleetmatics consists of 66,666,663 ordinary shares, nominal value €0.015 per share (“Fleetmatics Ordinary Shares”), 8,908,904 series A preferred shares, nominal value €0.01375178 per share (“Fleetmatics Series A Preferred Shares”), 6,150,095 series B preferred shares, nominal value €0.01375178 per share (“Fleetmatics Series B Preferred Shares”), 19,575,735 series C preferred shares, nominal value €0.01 per share (“Fleetmatics Series C Preferred Shares” and, together with the Fleetmatics Series A Preferred Shares and the Fleetmatics Series B Preferred Shares, the “Fleetmatics Preferred Shares”), 5,000,004 deferred shares, nominal value €0.01 per share (“Fleetmatics Deferred Shares”), 3 A deferred shares, nominal value €0.005 (“Fleetmatics A Deferred Shares”) and 5,000,000 undesignated shares, nominal value €0.015 per share (“Fleetmatics Undesignated Shares”). As of July 28, 2016 (the “Fleetmatics Capitalisation Date”), (A) (i) 39,166,956 Fleetmatics Ordinary Shares were issued and outstanding and (ii) no Fleetmatics Preferred Shares, Fleetmatics Deferred Shares or Fleetmatics A Deferred Shares were issued or outstanding, (B) (i) no Fleetmatics Ordinary Shares were held in treasury and (ii) no Fleetmatics Ordinary Shares were held by Subsidiaries of Fleetmatics and (C) 10,434,014 Fleetmatics Ordinary Shares were reserved for issuance pursuant to the Fleetmatics Share Plans, of which 313,867 Fleetmatics Ordinary Shares were issuable upon the exercise of Fleetmatics Options outstanding on the date hereof and 2,797,035 Fleetmatics Shares were issuable on the vesting and settlement of outstanding Fleetmatics Share Awards outstanding on the date hereof, determined on the basis that any Unvested Share Awards subject to performance-based vesting are treated in accordance with Clause 4.3(c) hereof, and 400,000 Fleetmatics Ordinary Shares were reserved for issuance pursuant to the Fleetmatics ESPP and, of which 31,250

Fleetmatics Ordinary Shares were estimated to be issuable on the settlement of outstanding purchase rights under the offering period in effect on the date hereof. All the outstanding Fleetmatics Ordinary Shares are, and all Fleetmatics Ordinary Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights (other than any statutory pre-emptive rights granted under the Act).

(ii)	Clause 6.1(b)(ii) of the Fleetmatics Disclosure Schedule sets forth, with respect to each Fleetmatics Share Plan, on a holder-by-holder basis, (A) the number of Fleetmatics Ordinary Shares that are subject to Fleetmatics Options, (B) the number of Fleetmatics Ordinary Shares that are subject to performance-based Fleetmatics Share Awards, assuming target performance and assuming maximum performance, (C) the number of Fleetmatics Ordinary Shares that are subject to Fleetmatics Share Awards that do not include performance-based vesting criteria, (D) the grant date of each such award, (E) the vesting schedule of each such award, (F) the exercise price for each such award, if applicable, and (G) the expiration date of each such award (such schedule, the “Fleetmatics Equity Schedule”), in each case, as of July 28, 2016. Fleetmatics shall provide Verizon with an updated Fleetmatics Equity Schedule within three (3) business days prior to the anticipated Completion Date to reflect any changes occurring between July 28, 2016, and the applicable date of delivery.

(iii)	Except as set forth in sub-clause (i) above, as of the date hereof: (A) Fleetmatics does not have any shares of capital in issue or outstanding other than Fleetmatics Ordinary Shares that have become outstanding after the Fleetmatics Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Fleetmatics or any of Fleetmatics’ Subsidiaries is a party obligating Fleetmatics or any of Fleetmatics’ Subsidiaries to (I) issue, transfer or sell any shares in the capital or other equity interests of Fleetmatics or any Subsidiary of Fleetmatics or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Fleetmatics or a wholly owned Subsidiary of Fleetmatics); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares in its capital or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned by Fleetmatics and/or one or more of its Subsidiaries.

(iv)	Neither Fleetmatics nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Fleetmatics Shareholders on any matter.

(v)	There are no voting trusts or other agreements or understandings to which Fleetmatics or any of its Subsidiaries is a party with respect to the voting of the shares in the capital or other equity interest of Fleetmatics or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)	Fleetmatics has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Fleetmatics Shareholder Approval, to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Fleetmatics Board and, except for (A) the Fleetmatics Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Fleetmatics are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Fleetmatics Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Fleetmatics and the Fleetmatics Shareholders and has adopted a resolution to make, subject to Clause 5.2 and to the obligations of the Fleetmatics Board under the Takeover Rules, the Scheme Recommendation and the recommendation contemplated by Clause 3.6(c)(iii). This Agreement has been duly and validly executed and delivered by Fleetmatics and, assuming this Agreement constitutes the valid and binding agreement of Verizon and Bidco, constitutes the valid and binding agreement of Fleetmatics, enforceable against Fleetmatics in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(ii)

Other than in connection with or in compliance with (A) the provisions of the Act, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements of other Antitrust Laws set forth on Clause 6.1(c)(ii) of the

Fleetmatics Disclosure Schedule, (G) any applicable requirements of the NYSE and (H) the other Clearances set forth on Clause 6.1(c)(ii) of the Fleetmatics Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Fleetmatics of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect, or (II) as may arise as a result of facts or circumstances relating to Verizon or its Affiliates or Laws or contracts binding on Verizon or its Affiliates.

(iii)	The execution and delivery by Fleetmatics of this Agreement and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.1(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Fleetmatics or any of Fleetmatics’ Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities, licenses, options, rights of first offer or refusal or charges of any kind (each, a “Lien”) or any other obligations, losses or grants of rights upon any of the properties, rights or assets of Fleetmatics or any of Fleetmatics’ Subsidiaries, other than Fleetmatics Permitted Liens, or of Verizon or any of Verizon’s Subsidiaries, (B) conflict with or result in any violation of any provision of the Organisational Documents of Fleetmatics or any of Fleetmatics’ Subsidiaries or (C) conflict with or violate any Laws applicable to Fleetmatics or any of Fleetmatics’ Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect, and (II) as may arise as a result of facts or circumstances relating to Verizon or its Affiliates or Laws or contracts binding on Verizon or its Affiliates.

(d)	Reports and Financial Statements.

(i)

Since December 31, 2013, Fleetmatics has filed or furnished, or if not yet filed or furnished, will file or furnish, on a timely basis, all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Fleetmatics SEC Documents”) and has filed, or if not yet filed, will file all returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of Fleetmatics with the Register of Companies in Ireland. As of their respective dates, or, if amended, as of the date of the last such amendment, the Fleetmatics SEC Documents complied, or if not yet filed or furnished, will comply in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 of the United States, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Fleetmatics SEC Documents contained, or if not yet filed or furnished, will contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Fleetmatics included in the Fleetmatics SEC Documents when filed complied, or if not yet filed, will comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present, or if not yet filed, will fairly present in all material respects the consolidated financial position of Fleetmatics and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)

Internal Controls and Procedures. Fleetmatics has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13-a15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Fleetmatics’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Fleetmatics in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Fleetmatics’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Fleetmatics’ internal control over financial reporting is effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with

U.S. GAAP and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Fleetmatics, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Fleetmatics are being made only in accordance with authorisations of management and directors of Fleetmatics, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of Fleetmatics’ assets that could have a material effect on its financial statements.

(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Fleetmatics’ consolidated balance sheet (or the notes thereto) as of December 31, 2015 included in the Fleetmatics SEC Documents filed on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since December 31, 2015, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Fleetmatics nor any Subsidiary of Fleetmatics has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Fleetmatics Material Adverse Effect. Neither Fleetmatics nor any of its Subsidiaries is, or has ever been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g)	Compliance with Law; Permits.

(i)	Fleetmatics and each of Fleetmatics’ Subsidiaries are, and since December 31, 2013 have been, in compliance with and are not, and since December 31, 2013 have not been, in default under or in violation of any Laws applicable to Fleetmatics, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business or results of operations of Fleetmatics and its Subsidiaries taken as a whole.

(ii)

Fleetmatics and Fleetmatics’ Subsidiaries are in possession of, and since December 31, 2013 have at all times held, all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Fleetmatics and Fleetmatics’ Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Fleetmatics Permits”), except where the failure to have any of the Fleetmatics Permits has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business or results of operations of Fleetmatics and its Subsidiaries taken as a whole. All Fleetmatics Permits are in full force and effect, except where the failure to be in full force and effect has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business or results of operations of Fleetmatics and its Subsidiaries taken as a whole.

(h)

Environmental Laws and Regulations. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Fleetmatics Material Adverse Effect: (i) Fleetmatics and its Subsidiaries (and, to the knowledge of Fleetmatics, its former Subsidiaries) are, and since December 31, 2013 have been, in compliance with all, and have not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by Fleetmatics or any of its Subsidiaries (or, to the knowledge of Fleetmatics, any of its former Subsidiaries) (including soils, groundwater, surface water, buildings or other structures), or any other location used by Fleetmatics or any of its Subsidiaries (or, to the knowledge of Fleetmatics, its former Subsidiaries), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) neither Fleetmatics nor any of its Subsidiaries (or, to the knowledge of Fleetmatics, its former Subsidiaries) has received any notice, demand letter, claim or request for information alleging that Fleetmatics or any of its Subsidiaries (or its former Subsidiaries) may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Fleetmatics nor any of its Subsidiaries (or, to the knowledge of Fleetmatics, its former Subsidiaries) is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Fleetmatics and each of its Subsidiaries has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (C) noise, odour, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defence and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and any pollutant, chemical or substance that is subject to regulation, control or remediation under any environmental Law, including any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mould, mould spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Relevant Authority or those which a Relevant Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions. As used herein, the term “Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

(i)	Employee Benefit Plans.

(i)

Clause 6.1(i)(i) of the Fleetmatics Disclosure Schedule sets forth a complete and accurate list of all Fleetmatics Benefit Plans. With respect to each Fleetmatics Benefit Plan, prior to the date hereof, Fleetmatics has made available to Verizon true and complete copies of, if applicable (i) the plan document (and, if applicable, related trust or funding agreements or insurance policies) or, to the extent the Fleetmatics Benefit Plan is not in writing, a written summary of the material terms thereof, and all amendments thereto; (ii) the most recent summary plan description or prospectus and any summary of material modifications; (iii) if the Fleetmatics Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS; (iv) the most recent available annual report (Form 5500 and all schedules and financial statements attached thereto), if any; and (v) all material correspondence within the past two (2) years to or from any Governmental Entity relating to such Fleetmatics Benefit Plan; provided, that Fleetmatics shall not be required to provide a written copy of a Fleetmatics Benefit Plan to the extent such Fleetmatics Benefit Plan is a plan mandated by a Governmental Entity or is a standard offer letter or employment agreement in a jurisdiction where offer letters or employment agreements are standard practice or required by applicable Law.

(ii)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect, (A) each of the Fleetmatics Benefit Plans has been established, operated and administered in compliance with its terms in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Fleetmatics Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Fleetmatics Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Fleetmatics or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state law; (D) no liability under Title IV of ERISA has been incurred by Fleetmatics, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is reasonably likely to cause Fleetmatics, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (E) no Fleetmatics Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Fleetmatics or its Subsidiaries as of the Effective Time pursuant to each Fleetmatics Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with U.S. GAAP or applicable international accounting standards; (G) neither Fleetmatics nor any of its Subsidiaries has engaged in a transaction in connection with which Fleetmatics or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, or to the knowledge of Fleetmatics, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Fleetmatics Benefit Plans or any trusts related thereto that would result in a material liability.

(iii)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect,

each of the Fleetmatics Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favourable determination letter or opinion letter as to its qualification or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the knowledge of Fleetmatics, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favourable determination letter has been provided or made available to Verizon.

(iv)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Fleetmatics Group under any Fleetmatics Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Fleetmatics Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) cause any compensation to fail to be deductible under 162(m) of the Code, or any other provision of the Code or any similar foreign Law or regulation. Without limiting the generality of the foregoing, no amount payable to any director, officer or employee (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Fleetmatics Benefit Plan or other compensation arrangement would be nondeductible under Section 280G of the Code. Neither Fleetmatics nor any Subsidiary of Fleetmatics has any obligation to compensate or otherwise “gross up” any employee for any Taxes incurred by such employee as a result of Sections 409A or 4999 of the Code.

(v)	Since December 31, 2013, no Fleetmatics Benefit Plan has been amended or otherwise modified to increase benefits (or the levels thereof) in a manner that would be material to the Fleetmatics Group.

(j)	Absence of Certain Changes or Events. Since December 31, 2015, other than with respect to the transactions contemplated by this Agreement, the businesses of Fleetmatics and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices. From December 31, 2015 through the date of this Agreement, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect. From December 31, 2015 through the date of this Agreement, neither Fleetmatics nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1(b) had such action been taken after the execution of this Agreement.

(k)	Investigations; Litigation.

(i)	There is no investigation or review pending (or, to the knowledge of Fleetmatics, threatened) by any Relevant Authority with respect to Fleetmatics or any of Fleetmatics’ Subsidiaries or any of their respective properties, rights or assets; and

(ii)	there are no claims, actions, suits or proceedings pending (or, to the knowledge of Fleetmatics, threatened) against Fleetmatics or any of Fleetmatics’ Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), have had or would reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect.

(l)	Information Supplied. The information relating to Fleetmatics and its Subsidiaries to be contained in the Proxy Statement and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in connection with the Acquisition will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first posted to Fleetmatics Shareholders or at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document and any related documents for which the Fleetmatics Directors are responsible under the Takeover Rules and any related filings for which the Fleetmatics Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Fleetmatics with respect to information or statements made or incorporated by reference in the Proxy Statement which were supplied in writing by or on behalf of Verizon or Bidco.

(m)	Tax Matters.

(i)	All material Tax Returns that are required to be filed by or with respect to Fleetmatics or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete, in all material respects, and set forth all material items to the extent required to be reflected or included in such Tax Returns.

(ii)	Fleetmatics and its Subsidiaries have, within the time and manner prescribed by applicable Law, paid all income and all other material Taxes required to be paid by any of them, including any material Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP on the financial statements of Fleetmatics and its Subsidiaries.

(iii)	There is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Fleetmatics or any of its Subsidiaries and none of Fleetmatics or any of its Subsidiaries has received from a Tax Authority any notice in writing indicating an intent to open an audit or other review.

(iv)	Neither Fleetmatics nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than as a result of any extension of time to file Tax Returns obtained automatically in the ordinary course of business.

(v)	All material Taxes due and payable by Fleetmatics or any of its Subsidiaries have been adequately provided for, in accordance with U.S. GAAP, in the financial statements of Fleetmatics and its Subsidiaries for all periods ending on or before the date hereof.

(vi)	No claim has ever been made in writing by a Tax Authority in a jurisdiction where any of Fleetmatics or its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax, that such Person is or may be subject to taxation by that jurisdiction, is required to file such Tax Return in such jurisdiction or pay such type of Tax within the jurisdiction, and to the knowledge of Fleetmatics or any of its Subsidiaries, no such claim is expected.

(vii)	None of Fleetmatics or any of its Subsidiaries is or has been a party to any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b), or any similar provision of state, local or non-U.S. law.

(viii)	Neither Fleetmatics nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement.

(ix)	None of Fleetmatics or any of its Subsidiaries has any liability for Taxes or any portion of a Tax (i) of any Person (other than Fleetmatics or any of its

Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by operation of law, by contract or otherwise, (ii) as a result of any change in method of accounting for a taxable period ending on or prior to the Completion Date, (iii) as a result of any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Completion Date, or (iv) as a result of any instalment sale or open transaction disposition made on or prior to the Completion Date.

(x)	None of Fleetmatics or any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(xi)	There are no liens for Taxes upon any property or assets of Fleetmatics or any of its Subsidiaries, except for Fleetmatics Permitted Liens.

(xii)	No private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Fleetmatics or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(xiii)	None of Fleetmatics or any of its Subsidiaries (i) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date, as a result of any election made or amount received by Fleetmatics or any of its Subsidiaries on or prior to the Completion Date, or (ii) is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(xiv)	(i) Fleetmatics and each of its Subsidiaries has fully complied with (x) any applicable reporting, withholding, or other requirements imposed under Sections 1471 through 1474 of the Code, (y) the terms of any applicable agreement contemplated by Section 1471(b) of the Code, or (z) any applicable fiscal intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Code, and (ii) neither Fleetmatics nor any of its Subsidiaries is or has been found in violation of requirements described in (i) of this paragraph and is or has been required to file any Form TD F 90-22.1, Report of Foreign Bank or Financial Accounts or any FinCEN Report 114, Report of Foreign Bank and Financial Account.

(xv)	Fleetmatics and each of its Subsidiaries that is or has been organized outside of the United States and classified as a passive foreign investment company, as defined in Section 1297 of the Code, has fully complied with all laws imposed on or with respect of each due to its classification as a passive foreign investment company.

(xvi)	Fleetmatics and each of its Subsidiaries has duly and timely complied with all reporting requirements imposed on or with respect of each, as applicable, pursuant to Section 6050W of the Code.

(xvii)	Since July 31, 2013, none of Fleetmatics or any of its Subsidiaries has undergone an ownership change within the meaning of Section 382 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(xviii)	Clause 6.1(m)(xviii) of the Fleetmatics Disclosure Schedule lists each entity classification election and change in entity classification election that has been made under Treasury Regulation section 301.7701-3 with respect to Fleetmatics and any of its Subsidiaries for U.S. federal income Tax purposes.

(xix)	As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means any and all taxes (including customs duties or fines), fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any federal, state, provincial, local or foreign Relevant Authority, and includes all U.S. federal, state, local and non-U.S. gross or net income, gain, profits, windfall profits, franchise, gross receipts, estimated, capital, documentary, transfer, ad valorem, premium, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment compensation, social security, disability, use, property, unclaimed property, escheat, withholding or backup withholding, excise, production, value added and occupancy taxes, together with all interest, penalties and additions imposed with respect thereto, and (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) filed or required to be filed with a Tax Authority relating to Taxes, including all attachments thereto and any amendments or supplements thereof and (C) the term “Tax Authority” means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes (including the Internal Revenue Service (the “IRS”) and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency).

(n)	Labour Matters.

(i)

No member of the Fleetmatics Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Fleetmatics Group is subject to a labour dispute, strike or work stoppage except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect. To the knowledge of Fleetmatics, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Fleetmatics Group.

(ii)	There is no Unfair Labour Practice (as defined in the National Labor Relations Act) or labour arbitration proceeding pending or, to the knowledge of Fleetmatics, threatened against Fleetmatics or its Subsidiaries, except for any such proceeding that has not had and would not reasonably be expected to have a Fleetmatics Material Adverse Effect.

(iii)	Except as has not had and would not reasonably be expected to have a Fleetmatics Material Adverse Effect, (i) Fleetmatics and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment, including Laws relating to discrimination, fair employment practices (including equal employment opportunities), terms and conditions of employment, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, classification of employees and exempt and non-exempt, health and safety, employee privacy, layoffs and plant closings and collective bargaining, (ii) Fleetmatics and its Subsidiaries have not received notice of any charge, complaint, investigation or audit with respect to or relating to them pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or notice of the intent of any Governmental Entity responsible for the enforcement of labour, employment, wages and hours of work, child labour, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and (iii) there are no complaints, arbitration proceedings or lawsuits, pending or, to the knowledge of Fleetmatics, threatened against Fleetmatics or any of its Subsidiaries brought by or on behalf of any applicant for employment, or any current or former employee, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(iv)	Except as has not had and would not reasonably be expected to have a Fleetmatics Material Adverse Effect, Fleetmatics and each of its Subsidiaries have (i) withheld all amounts required by Law to be withheld from the wages, salaries, commissions, bonuses and other payments to employees; and (ii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither Fleetmatics nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice).

(v)	Except as set forth in Section 6.1(n)(v) of the Fleetmatics Disclosure Schedule, to the knowledge of Fleetmatics, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Fleetmatics Group.

(o)	Intellectual Property.

(i)	Clause 6.1(o)(i) of the Fleetmatics Disclosure Schedule sets forth a true and complete list of all (A) Registered Intellectual Property and Owned Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Trade Secrets), (B) Software that is owned or purported to be owned by Fleetmatics or its Subsidiaries (“Fleetmatics Software”) and material to the business of Fleetmatics or any of its Subsidiaries (including, with respect to each Fleetmatics Software application, (1) its title, (2) its function in the business of Fleetmatics or its Subsidiaries, (3) its version number and (4) identification as to whether it is (x) used for internal purposes only or (y) made available as part of any customer-facing products, services or offerings), (C) Fleetmatics Licensed Software (hosted or otherwise) that is material to the conduct of the business of Fleetmatics or its Subsidiaries as currently conducted, other than Fleetmatics Licensed Software that is Open Source Software or Software licensed on generally available standard terms that are generally commercially available with annual fees of $500,000 or less, (D) contracts that grant a license, release, immunity from suit or covenant not to sue to Fleetmatics or a Subsidiary under, any Intellectual Property of such third party (other than for Software that is Open Source Software or off-the-shelf Software licensed on generally available standard terms that are generally commercially available with annual fees of $500,000 or less), (E) contracts under which Fleetmatics or a Subsidiary of Fleetmatics has licensed or otherwise made available (including through releases, licenses, immunities from suit or covenants not to sue) to a third party, or restricted the right to use any, material Owned Intellectual Property to a third party, including agreements providing for access and use of Software (hosted or otherwise) (other than non-exclusive licenses of Owned Intellectual Property granted to customers in the ordinary course of business consistent with past practice), (F) contracts pursuant to which (i) any third party creates, develops or customizes or has created, developed or customized for or on behalf of the Fleetmatics or any of its Subsidiaries any Intellectual Property material to the business of Fleetmatics or its Subsidiaries or (ii) Fleetmatics or any of its Subsidiaries, for aggregate annual or one-time fees in excess of $500,000, creates, develops or customizes any Intellectual Property for any third Person and (G) contracts pursuant to which any third party provides support or maintenance for Software material to the business of Fleetmatics or its Subsidiaries for aggregate annual or one-time fees in excess of $100,000.

(ii)	Fleetmatics or its Subsidiaries exclusively own all Owned Intellectual Property, in each case free and clear of all Liens, and all Owned Intellectual Property is in full force and effect, valid and enforceable and Fleetmatics and its Subsidiaries have the right to use all Intellectual Property owned or used by, or held for use by, Fleetmatics and its Subsidiaries that are material to the operation of their businesses as currently conducted and contemplated to be conducted. The Owned Intellectual Property is not currently subject to any pending or threatened order or Action challenging the validity, enforceability or ownership thereof by Fleetmatics or a Subsidiary of Fleetmatics, nor has Fleetmatics or its Subsidiaries received since January 1, 2010 any written notice of any such claim by any third party and to Fleetmatics’ or Subsidiaries’ knowledge, no such claim is threatened.

(iii)	Neither Fleetmatics nor its Subsidiaries has received since January 1, 2010 any written notice of any claim by any third party, and there are no currently pending or, to the knowledge of Fleetmatics, threatened claims, (including “cease and desist” letters, indemnification claims or invitations to license) that Fleetmatics or any of its Subsidiaries or the Fleetmatics Products have infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party. To the knowledge of Fleetmatics, the conduct of the businesses by Fleetmatics and its Subsidiaries and the Fleetmatics Products do not infringe upon, misappropriate, dilute or otherwise violate, and during the past six (6) years have not, infringed upon, misappropriated, diluted or otherwise violated, any Intellectual Property of any person. To the knowledge of Fleetmatics, no third party is infringing upon, diluting, violating or misappropriating any Owned Intellectual Property.

(iv)	Neither the Fleetmatics Software nor any Fleetmatics Product contains, and Fleetmatics and its Subsidiaries have taken all commercially reasonable steps to prevent the introduction of: (A) any bug, defect or error that materially affects the use, functionality or performance of such product or Software, or (B) any computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, trap door, time bomb, or any undocumented hidden command, undocumented hidden code, undocumented instructions key or any other code or instruction that may be used to access, modify, delete, damage or disable any of such Software without the authorization of the end user.

(v)

Neither Fleetmatics nor any of its Subsidiaries uses or distributes, or has used or distributed, any Open Source Software in any manner that would or could, with respect to any Fleetmatics Product or Fleetmatics Software,

(A) require any source code of such Fleetmatics Product or Fleetmatics Software to be disclosed, licensed for free, attributed to any person, dedicated to the public or distributed in source code form, (B) require the licensing thereof for the purpose of making derivative works, (C) impose any restriction on the consideration to be charged for the distribution thereof or (D) create, or purport to create, obligations for Fleetmatics or any of its Subsidiaries (including, after the Completion, Verizon or any of its Affiliates) with respect to any Intellectual Property owned by them or grant, or purport to grant, to any Person, any rights or immunities under any such Intellectual Property. With respect to any Open Source Software that is or has been used by Fleetmatics or any its Subsidiaries in any way, Fleetmatics and each of its Subsidiaries has been and is in compliance in all material respects with all applicable licenses.

(vi)	Neither Fleetmatics nor any of its Subsidiaries has disclosed or delivered to any escrow agent or any other Person (other than an employee) any of the source code for any Fleetmatics Software, and no other Person has the right, contingent or otherwise, to obtain access to such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the release, delivery, license or disclosure to any third Person of any of the source code for any Fleetmatics Software.

(vii)	Fleetmatics has never been a member of, or a contributor to, any industry standards body or other industry consortium (“Industry Body”) that has compelled or could compel Fleetmatics to grant or offer to any third Person any license or right in or to any Owned Intellectual Property. None of the Owned Intellectual Property is or ever has been, and Fleetmatics has never indicated to any Industry Body or member thereof that any Owned Intellectual Property is or has ever been, in each case, required for or otherwise infringed by the implementation of any standards or specifications developed or proliferated by any Industry Body in which Fleetmatics is or has been a member or contributor.

(viii)

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in the material loss of rights as to or materially impair or alter the rights of Fleetmatics or any of its Subsidiaries as to Owned Intellectual Property, (ii) result in the material loss of rights as to or materially impair or alter the rights of Fleetmatics or any of its Subsidiaries as to any Intellectual Property owned by a third Person and used in or held for use in the business of Fleetmatics including any Fleetmatics Licensed Software, or (iii) require Verizon, Fleetmatics or any of their Subsidiaries to assign, transfer, grant rights in or to, disclose or deliver to a third Person any Intellectual Property. Neither Fleetmatics nor any of its Subsidiaries is a party to or bound by any decree, judgment, order or arbitral award that is reasonably expected to require Fleetmatics or any of its Subsidiaries to grant to any third Person any license, covenant not to sue, release, immunity or other right with respect to any material Owned Intellectual Property.

(ix)	All Persons (including current and former employees and independent contractors) who have created Intellectual Property or Fleetmatics Products for or on behalf of the Company or its Subsidiaries or have otherwise contributed to any portion thereof, or otherwise would have rights in or to such Intellectual Property or Fleetmatics Products, have executed enforceable written agreements that validly and irrevocably assign to Fleetmatics or one of its Subsidiaries all of their rights in and to such Owned Intellectual Property, or Fleetmatics and its Subsidiaries own all such Owned Intellectual Property pursuant to applicable Law. Fleetmatics and each of its Subsidiaries have taken all actions commercially reasonably necessary to maintain (i) the validity and enforceability of the Owned Intellectual Property under applicable Law and (ii) the secrecy of all confidential Intellectual Property, including Trade Secrets, used in the business of Fleetmatics and its Subsidiaries.

(x)

(A) Fleetmatics and each of its Subsidiaries, and any third party acting on their behalf, have been and are in compliance with all applicable Laws, payment card industry standards, terms of use, policies of Fleetmatics and its Subsidiaries, and contractual and fiduciary obligations relating to the collection, access, acquisition, storage, protection, use, disclosure, transmission, transfer, deletion, destruction, and disposal and any other processing (as defined by any applicable Law) (collectively, “Use”) of any Personally Identifiable Information; (B) no notice of enforcement, deregistration or prohibition or warning has been served on or issued to Fleetmatics or its Subsidiaries by Relevant Authorities in respect of Personally Identifiable Information, and, to the knowledge of Fleetmatics, no fact or circumstance exists which might give rise to any such notice warning; (C) there have been no written requests or complaints received by Fleetmatics or its Subsidiaries from Persons in connection with the Use of Personally Identifiable Information; (D) Fleetmatics and each of its Subsidiaries, and any Persons acting on their behalf, have not experienced any material loss, unauthorized or unlawful corruption or Use of data, including Personally Identifiable Information during the past two (2) years and, to the knowledge of Fleetmatics, have not had any material unauthorized intrusions or breaches of the security of their information technology systems; (E) Fleetmatics and each of its Subsidiaries have not taken any act or made any omission that compromises or may compromise the security, confidentiality, or integrity of Personally Identifiably Information; (F) a privacy statement regarding the Use of the Personally Identifiable Information of individuals who are visitors to the websites or online services of Fleetmatics or its Subsidiaries (a “Privacy Statement”) has at all times been and is posted and accessible to individuals on each website or online service of Fleetmatics and its Subsidiaries; (G) the

Privacy Statements have been and are materially accurate and consistent with Fleetmatics’ and its Subsidiaries’ actual practices with respect to the Use of Personally Identifiable Information; (H) any contracts or other agreements with third Persons pursuant to which Fleetmatics or its Subsidiaries collect Personally Identifiable Information include provisions describing Fleetmatics or its Subsidiary’s Use of such Personally Identifiable Information, and those provisions have been and are materially accurate and consistent with Fleetmatics’ and its Subsidiaries’ actual practices with respect to the Use of such Personally Identifiable Information; (I) Fleetmatics and each of its Subsidiaries have implemented, maintain, and comply with a reasonable written information security plan and reasonable security, business continuity and backup and disaster recovery plans and procedures with respect to its information technology systems and have taken commercially reasonable steps to test such plans and procedures on no less than an annual basis, and such plans and procedures have been proven effective upon such testing in all material respects; and (J) the execution, delivery and performance of this Agreement comply with all applicable Laws relating to Personally Identifiable Information and with Fleetmatics’ and its Subsidiaries’ Privacy Statements.

(p)	Real Property.

(i)	With respect to the real property owned by Fleetmatics or any Subsidiary (such property collectively, the “Fleetmatics Owned Real Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect, either Fleetmatics or a Subsidiary of Fleetmatics has good and valid title to such Fleetmatics Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith and for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on Fleetmatics’ consolidated balance sheet (or the notes thereto) as of December 31, 2015 included in the Fleetmatics SEC Documents filed on or prior to the date hereof or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since December 31, 2015 or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), a “Fleetmatics Permitted Lien”). As of the date hereof, neither Fleetmatics nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Fleetmatics there is no threatened, condemnation proceeding with respect to any Fleetmatics Owned Real Property, except proceedings which have not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect.

(ii)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect, (A) each lease, sublease and other agreement under which Fleetmatics or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Fleetmatics and its Subsidiaries are conducted (the “Fleetmatics Leased Real Property”), is valid, binding and in full force and effect and (B) no uncured default of a nature on the part of Fleetmatics or, if applicable, its Subsidiary or, to the knowledge of Fleetmatics, the landlord thereunder exists with respect to any Fleetmatics Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect, Fleetmatics and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Fleetmatics Leased Real Property, free and clear of all Liens, except for Fleetmatics Permitted Liens. As of the date hereof, neither Fleetmatics nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Fleetmatics, there is no threatened, condemnation proceeding with respect to any Fleetmatics Leased Real Property, except any such proceeding which has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect. Fleetmatics has made available a true and complete copy of the lease, sublease and other agreement for each Fleetmatics Leased Real Property as in effect on the date of this Agreement.

(q)	Opinion of Financial Advisor. The Fleetmatics Board has received the opinion of Morgan Stanley & Co. International plc, dated July 29, 2016, that based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the Cash Consideration to be received by the Fleetmatics Shareholders pursuant to the terms of this Agreement is fair and reasonable from a financial point of view to such Fleetmatics Shareholders.

(r)	Required Vote of Fleetmatics Shareholders. The Fleetmatics Shareholder Approval is the only vote of holders of securities of Fleetmatics which is required to consummate the transactions contemplated hereby.

(s)	Material Contracts.

(i)	Except as set forth on Clause 6.1(s)(i) of the Fleetmatics Disclosure Schedule, as of the date of this Agreement, neither Fleetmatics nor its Subsidiaries is a party to or bound by:

(A)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than any Fleetmatics Benefit Plan);

(B)	any Contract with any of its directors or officers (other than any Fleetmatics Benefit Plan);

(C)	any Contract containing change in control provisions that would reasonably be expected, as a result of the consummation of the Acquisition, to trigger (I) any right to cancel or terminate, or to alter or amend the terms of such Contract or (II) aggregate payments by Fleetmatics or any of its Subsidiaries in excess of (or a loss of revenues with an aggregate value in excess of) $500,000;

(D)	any Contract that imposes any material restriction on the right or ability of Fleetmatics or any of its Subsidiaries to compete with any other person, solicit any client or customer, acquire or dispose of the securities of another person, or any other provision that materially restricts the conduct of any line of business by Fleetmatics or its Subsidiaries (or that following the Completion will materially restrict the ability of Verizon or its Subsidiaries in respect of any of the foregoing);

(E)	(I) any Contract that obligates Fleetmatics or its Subsidiaries (or following the Completion, Verizon or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis; (II) any Contract that contains “most favored nation” or similar covenants or (III) any Contract between Fleetmatics or any of its Subsidiaries, on the one hand, and a third party, on the other hand, that limits or purports to limit in any respect the ability of Fleetmatics or any of its Subsidiaries to sell, license, transfer, pledge or otherwise dispose of any material assets or business;

(F)	any Contract relating to (I) indebtedness for borrowed money (excluding any indebtedness among Fleetmatics and its wholly owned Subsidiaries or among Fleetmatics’ wholly owned Subsidiaries) of Fleetmatics or any of its Subsidiaries having an outstanding principal amount in excess of $500,000, (II) direct or indirect guarantees of any indebtedness for borrowed money or other forms of credit support by Fleetmatics or any of its Subsidiaries or (III) Liens on property or assets owned or acquired by Fleetmatics or any of its Subsidiaries;

(G)	any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Fleetmatics or its Subsidiaries;

(H)	any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement;

(I)	any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Fleetmatics and its wholly owned Subsidiaries or among Fleetmatics’ wholly owned Subsidiaries;

(J)	any Contract expressly limiting or restricting the ability of Fleetmatics or any of its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to Fleetmatics or any of its Subsidiaries or (iii) to grant Liens on the property or assets of Fleetmatics or any of its Subsidiaries;

(K)	any Contract that obligates Fleetmatics or any of its Subsidiaries to make any loans (excluding any loans among Fleetmatics and its wholly owned Subsidiaries or among Fleetmatics’ wholly owned Subsidiaries), advances or capital contributions to, or investments in excess of $500,000 in, any person (other than Fleetmatics or any of its Subsidiaries);

(L)	any settlement agreement of Fleetmatics or any of its Subsidiaries, other than (i) releases immaterial in nature or amount entered into in the ordinary course of business with the former employees of Fleetmatics or its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment, (ii) releases entered into with customers in connection with a debt collection in the ordinary course of business involving a payment of less than $250,000 and (iii) releases entered into in connection with a labor or employee dispute involving a payment of less than $250,000;

(M)	any material Contract (A) granting Fleetmatics or one of its Subsidiaries any right to use any Intellectual Property (other than commercially available software licenses with annual fees of less than $500,000, or licenses ancillary to other agreements concerning third party products or services), (B) permitting any third person to use, enforce or register any Intellectual Property of Fleetmatics or its Subsidiaries, including any license agreements, coexistence agreements and covenants not to sue (other than non-exclusive licenses to customers, distributors or suppliers in the ordinary course of business) or (C) restricting the right of Fleetmatics or its Subsidiaries to use or register any Owned Intellectual Property;

(N)	any Contract (other than Contracts for the acquisition of inventory in the ordinary course of business) that involved the payment of more than $500,000 by Fleetmatics and its Subsidiaries in the fiscal year ending December 31, 2015 or that is expected to result in the payment of such amount by Fleetmatics and its Subsidiaries in the fiscal year ending December 31, 2016;

(O)	any Contract that involved the receipt of more than $500,000 by Fleetmatics and its Subsidiaries in the fiscal year ending December 31, 2015 or that is expected to result in the receipt of such amount by Fleetmatics and its Subsidiaries in the fiscal year ending December 31, 2016;

(P)	any material Contract with any Governmental Entity or Governmental Official;

(Q)	any Contract with an affiliate or other person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act; and

(R)	any Contract that contains any material indemnification rights or obligations, including any Contract pursuant to which Fleetmatics or any of its Subsidiaries has an obligation to indemnify an officer, director or their respective affiliates, or to provide credit support relating to such indemnification rights or obligations, other than such indemnification rights or obligations incurred in the ordinary course of business and that have not had or would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect.

(ii)	All Contracts of the types referred to in Clause 6.1(s)(i) (whether or not set forth on Clause 6.1(s)(i) of the Fleetmatics Disclosure Schedules) are referred to herein as “Fleetmatics Material Contracts.” Fleetmatics has made available a true and complete copy of each Fleetmatics Material Contract as in effect on the date of this Agreement.

(iii)

Neither Fleetmatics nor any Subsidiary of Fleetmatics is in breach of or default under the terms of any Fleetmatics Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect. To the knowledge of Fleetmatics, as of the date hereof, no other party to any Fleetmatics Material Contract is in breach of or default under the terms of any Fleetmatics Material Contract where such breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect, each Fleetmatics Material Contract (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is a valid and binding obligation of Fleetmatics or the Subsidiary of

Fleetmatics which is party thereto and, to the knowledge of Fleetmatics, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(t)	Government Contracts. (A) There are no audits, investigations, disputes or controversies with respect to any Government Contract; (B) neither Fleetmatics nor any of its Subsidiaries is in violation of any Law pertaining to any Government Contract to which Fleetmatics or any of its Subsidiaries is a party; (C) there is no action pending nor, to the knowledge of Fleetmatics, threatened against Fleetmatics or any of its officers or employees related to any Government Contract under the U.S. Federal Criminal or Civil False Claims Acts, the U.S. False Statements Act, the U.S. Major Fraud Act or the U.S. Procurement Integrity Act and all other Laws of the U.S. or any other jurisdiction applicable to any of its Government Contracts; (D) all representations and certifications made by Fleetmatics or any of its Subsidiaries with respect to each Government Contract were complete and accurate as of their effective date and Fleetmatics or its applicable Subsidiaries have complied in all material respects with all such representations and certifications; (E) neither Fleetmatics nor any of its Subsidiaries has received written notice of any material currently outstanding claims against Fleetmatics or any of its Subsidiaries by any Governmental Entity arising under or relating to any Government Contract; (F) neither Fleetmatics nor any of its Subsidiaries, nor any of their respective directors, officers or employees has been debarred or suspended or received written notice of actual or proposed debarment or suspension, from participation in the award of any Government Contract with any Governmental Entity; and (G) neither Fleetmatics nor any of its Subsidiaries has made any written voluntary or written mandatory disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to a Government Contract or any applicable Laws.

(u)	Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect, (i) all current, insurance policies and contracts (or replacements thereof) of Fleetmatics and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Fleetmatics nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination has had or would reasonably be expected to have, individual or in the aggregate, a Fleetmatics Material Adverse Effect.

(v)	Finders or Brokers. Except for Morgan Stanley & Co. LLC and its affiliates, neither Fleetmatics nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

(w)	FCPA and Anti-Corruption.

(i)	Neither Fleetmatics nor any Fleetmatics Subsidiary, nor any director, manager or employee of Fleetmatics or any Fleetmatics Subsidiary has in the last five years, in connection with the business of Fleetmatics or any Fleetmatics Subsidiary, itself or, to Fleetmatics’ knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Fleetmatics or any Fleetmatics Subsidiary, taken any action in violation of the FCPA, since July 1, 2011 only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable).

(ii)	Neither Fleetmatics nor any Fleetmatics Subsidiary, nor any director, manager or employee of Fleetmatics or any Fleetmatics Subsidiary, are, or in the past five years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving Fleetmatics or any Fleetmatics Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA and, since July 1, 2011 only, the Bribery Act.

(iii)	Fleetmatics and every Fleetmatics Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Fleetmatics and every Fleetmatics Subsidiary as required by the FCPA in all material respects.

(iv)	Fleetmatics and every Fleetmatics Subsidiary has instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(v)	No officer, director, or employee of Fleetmatics or any Fleetmatics Subsidiary is a Government Official.

(x)	Takeover Statutes. Other than with respect to the application of the Takeover Rules, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Fleetmatics Memorandum and Articles of Association is, or at the Effective Time will be, applicable to Verizon, any of its Subsidiaries, the Acquisition or the Scheme.

(y)	Export Control, Import and Sanctions Laws and Regulations. Except for those matters which, individually or in the aggregate, have not had and would not reasonably be expected to result in material liability to Fleetmatics or any of its Subsidiaries, neither Fleetmatics nor any Fleetmatics Subsidiary, nor any director, manager or employee of Fleetmatics or any Fleetmatics Subsidiary has in the last five years, in connection with the business of Fleetmatics or any Fleetmatics Subsidiary, itself taken any action in violation of applicable export control, import and sanctions Laws or regulations, including but not limited to the U.S. Export Administration Regulations administered by the U.S. Department of Commerce Bureau of Industry and Security and the economic sanctions provisions administered by the U.S. Department of the Treasury Office of Foreign Assets Control.

(z)	No Other Representations. Except for the representations and warranties contained in Clause 6.2 or in any certificates delivered by Verizon in connection with the Completion pursuant to Condition 5, Fleetmatics acknowledges that neither Verizon nor Bidco nor any Representative of Verizon or Bidco makes any other express or implied representation or warranty with respect to Verizon, Bidco or any of their respective Subsidiaries or with respect to any other information provided or made available to Fleetmatics in connection with the transactions contemplated by this Agreement.

6.2	Verizon and Bidco Representations and Warranties

Except as disclosed in the applicable section of the disclosure schedule delivered by Verizon to Fleetmatics immediately prior to the execution of this Agreement (the “Verizon Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Verizon Disclosure Schedule shall be deemed disclosure with respect to any other subclause of this Clause 6.2 to which the relevance of such item is reasonably apparent on its face without any independent knowledge of the reader), Verizon and Bidco jointly and severally represent and warrant to Fleetmatics as follows:

(a)	Qualification, Organisation, Subsidiaries, etc. Each of Verizon and Bidco is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Verizon to consummate the Acquisition and the other transactions contemplated by this Agreement.

(b)	Corporate Authority Relative to this Agreement; No Violation.

(i)	Each of Verizon and Bidco has all requisite corporate power and authority to enter into this Agreement and, with respect to Verizon the Expenses Reimbursement Agreement and to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by all necessary corporate action on the part of Verizon and (in the case of this Agreement) Bidco, and no other corporate action or proceedings on the part of Verizon or Bidco, or other vote of Verizon or Bidco stockholders, is necessary to authorize the execution and delivery by Verizon or Bidco of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Acquisition, other than the filing of the required documents in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court. This Agreement has been duly and validly executed and delivered by Verizon and Bidco and, assuming this Agreement constitutes the valid and binding agreement of Fleetmatics, constitutes the valid and binding agreement of Verizon and Bidco, enforceable against Verizon and Bidco in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(ii)	Other than in connection with or in compliance with (A) the provisions of the Act, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements of other Antitrust Laws set forth on Clause 6.2(b)(ii) of the Verizon Disclosure Schedule, (H) any applicable requirements of the NYSE and (I) the other Clearances set forth on Clause 6.2(b)(ii) of the Verizon Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Verizon and Bidco of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Verizon to consummate the Acquisition and the other transactions contemplated by this Agreement or (II) as may arise as a result of facts or circumstances relating to Fleetmatics or its Affiliates or Laws or contracts binding on Fleetmatics or its Affiliates.

(iii)	The execution and delivery by Verizon and Bidco of this Agreement and (in the case of Verizon) the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.2(b)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Verizon or Bidco or result in the creation of any Liens or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of Verizon or Bidco, other than Verizon Permitted Liens, or of Fleetmatics or any of Fleetmatics’ Subsidiaries, (B) conflict with or result in any violation of any provision of the Organisational Documents of Verizon or Bidco or (C) conflict with or violate any Laws applicable to Verizon or Bidco or any of its properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Verizon to consummate the Acquisition and the other transactions contemplated by this Agreement and (II) as may arise as a result of facts or circumstances relating to Fleetmatics or its Affiliates or Laws or contracts binding on Fleetmatics or its Affiliates.

(c)	Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Verizon, threatened) by any Relevant Authority with respect to Verizon or Bidco or any of its properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Verizon, threatened) against Verizon or Bidco or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), have had or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Verizon to consummate the Acquisition and the other transactions contemplated by this Agreement.

(d)

Information Supplied. The information supplied by Verizon and Bidco in writing expressly for inclusion in the Proxy Statement and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in connection with the Acquisition will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Fleetmatics Shareholders or at the time of the Fleetmatics Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The parts of the Scheme Document and any related documents for which the Verizon Directors are responsible under the Takeover Rules and any related filings for which the Verizon Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.2(d), no representation or warranty is made by Verizon with respect to information or statements made or incorporated by reference in the Proxy Statement which were not supplied by or on behalf of Verizon or Bidco.

(e)	No Vote of Verizon Shareholders. No vote of the stockholders of Verizon or the holders of any other securities of Verizon (equity or otherwise) is required by Law, the organizational documents of Verizon or in order for Verizon to consummate the Acquisition.

(f)	Finders or Brokers. Neither Verizon nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission from Fleetmatics or any of its Subsidiaries in connection with or upon consummation of the Acquisition.

(g)	Financing. Verizon and Bidco currently have available to them, and will at the Effective Time have available to them, sufficient cash, available lines of credit or other sources of immediately available and cleared funds to cause and enable Bidco to make all required payments payable in connection with the transactions contemplated under this Agreement, including without limitation, the aggregate Cash Consideration payable in accordance with the Scheme and all other payments required to be paid in connection with the Completion Date in connection with the Acquisition as well as those payments required to be made to the holders of Fleetmatics Options and Fleetmatics Share Awards. In no event shall the receipt or availability of any funds or financing by Verizon, Bidco or any of their respective Affiliates be a condition to any of the obligations of Verizon or Bidco under this Agreement.

(h)	No Other Representations. Except for the representations and warranties contained in Clause 6.1 or in any certificates delivered by Fleetmatics in connection with the Completion pursuant to Condition 4, Verizon acknowledges that neither Fleetmatics nor any Representative of Fleetmatics makes any other express or implied representation or warranty with respect to Fleetmatics or with respect to any other information provided or made available to Verizon or Bidco in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Verizon, Bidco or to Verizon’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

7.	ADDITIONAL AGREEMENTS

7.1	Investigation

(a)	Fleetmatics shall afford Verizon and Verizon’s Representatives reasonable access during normal business hours, throughout the period from the release of the Rule 2.5 Announcement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, to its and its Subsidiaries’ properties, employees, contracts, commitments, books and records, financial and operating data or any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws, in each case, for purposes of due diligence or integration planning and/or effecting the Acquisition; provided, that no investigation prior to, on or after the date of this Agreement, including by way of any access granted pursuant to this Clause 7.1(a), shall affect or be deemed to modify, diminish or obviate any of the representations, warranties or covenants made by Fleetmatics in this Agreement or the Expenses Reimbursement Agreement; and provided further that any such access shall be conducted at Verizon’s expense and under supervision of appropriate personnel of Fleetmatics. Any request for access or information pursuant to this Clause 7.1(a) shall be directed to an executive officer of Fleetmatics or other person designated by Fleetmatics. Notwithstanding the foregoing, Fleetmatics shall not be required to afford such access if it would unreasonably disrupt the operations of Fleetmatics or any of its Subsidiaries, would cause a loss of privilege to Fleetmatics or any of its Subsidiaries or would constitute a violation of any applicable Law (provided that Fleetmatics shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation or loss of privilege). If any material is withheld by Fleetmatics pursuant to the preceding sentence, Fleetmatics shall (subject to the preceding sentence) inform the Verizon as to the general nature of what is being withheld.

(b)	Verizon hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

7.2	Consents and Regulatory Approvals

(a)	The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

(b)

Subject to the terms and conditions hereof, including the limitations set forth in Clause 7.2(g), the Parties each agree to use their respective reasonable best efforts to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than three (3) Business Days prior to the End Date. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, including the covenants set forth in this Clause 7.2, it is the intent of the parties hereto that the actions required to be taken by Verizon under Clause 7.2(g) shall be required to be taken solely to the extent necessary to enable the satisfaction of the Conditions and the consummation of the transactions contemplated hereby (including the Acquisition) to occur no later than the third Business Day prior to the End Date and not to the extent necessary to permit the satisfaction of the Conditions and/or the consummation of the transactions contemplated hereby (including the Acquisition) to occur as reasonably practicable following the publication of the Scheme Document.

(c)	Subject to the terms and conditions hereof, including Clause 7.2(g), Fleetmatics, Bidco and Verizon shall each use their respective reasonable best efforts to:

(i)	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Acquisition) as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date;

(ii)	as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions with any Relevant Authority, that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Acquisition), including (A) under the HSR Act no later than 15 Business Days after the date hereof (or later if mutually agreed in writing by the Parties), (B) under any other Antitrust Laws or foreign investment Laws listed on Schedule 7.2(c)(ii), (C) under the Takeover Rules and the Act or (D) as required by the High Court;

(iii)	keep the other Parties reasonably informed of all material written or oral communications to or from third parties (other than any Relevant Authority) with respect to the Clearances; and

(iv)	as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party (including any Relevant Authority) any Clearances (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.2(d)) required to be obtained, made or provided by Fleetmatics, Bidco or Verizon or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Fleetmatics or any of its Subsidiaries be permitted to pay nor shall Bidco or Verizon or any of their respective Subsidiaries be required to pay or permit Fleetmatics to pay any material fee, penalty or other consideration to any third party for any Clearance required in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition) under any contract or agreement, other than customary filing or application fees in connection with required regulatory approvals.

(d)	Subject to the terms and conditions hereof, including Clause 7.2(g), each Party agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use its reasonable best efforts to obtain any Clearances required in connection with the consummation of the transactions contemplated hereby (including the Acquisition) under the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation, competition, antitrust or restraint of trade (collectively, “Antitrust Laws”). Each Party shall provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that Verizon shall, on behalf of the Parties, control and lead all communications and strategy (both substantive and procedural, including relating to timing and any voluntary extensions thereof) relating to the Antitrust Laws (provided that Fleetmatics is not constrained from complying with applicable Law), provided, further, that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(e)

Subject to the provisos in Clause 7.2(d) and to the fullest extent permissible under applicable Law, Verizon and Fleetmatics shall (i) promptly advise each other of (and Verizon or Fleetmatics shall so advise with respect to material communications received by any Subsidiary of Verizon or Fleetmatics, as the case may be) any material written or oral communication from any Relevant Authority in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition); (ii) not participate in any meeting or material discussion with any Relevant Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all material correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Fleetmatics or its respective Affiliates, (y) as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such privilege concerns) and (z) to prevent the exchange of confidential information as required by applicable Law. With respect to any notice, documentation or other communication required to be given by either

Party to the other Party pursuant to this Clause 7.2(e), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Clause 7.2(e) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(f)	In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the End Date, the Parties shall use their respective reasonable best efforts to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date to a date that is not later than three (3) Business Days prior to the End Date (or the date that is three (3) Business Days prior to the latest practicable date to which the High Court and/or the Panel will agree, but not beyond the date that is three (3) Business Days prior to the End Date). If Rule 12(b)(i) of the Takeover Rules may reasonably be expected to cause the Scheme to lapse, the Parties shall use their respective reasonable best efforts to obtain consent of the Panel to avoid lapsing of the Scheme pursuant to Rule 12(b)(i) of the Takeover Rules. If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the End Date, (ii) the Scheme lapses pursuant to Rule 12(b)(i) of the Takeover Rules, (iii) Condition 1 fails to be satisfied or (iv) the Scheme lapses pursuant to paragraph 7 of Annex I to the Rule 2.5 Announcement as a result of the Scheme failing to have become effective on or prior to the End Date, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9) take all actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in sub-clause (i), (ii), (iii) or (iv) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

(g)	Notwithstanding anything in this Agreement to the contrary, Verizon and Fleetmatics agree that:

(i)

neither Verizon nor any of its Subsidiaries shall be required (and, without the prior written consent of Verizon, Fleetmatics shall not and shall not permit any of its Subsidiaries) to enter into any settlement, undertaking, commitment, consent decree, stipulation or agreement (or agreement to enter into any of the foregoing) with any Relevant Entity or third party, including (A) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of its or its Affiliates’ respective capital stock, other securities or ownership interests, operations, businesses, assets, properties or rights (a “Divestiture”) or (B) the imposition of any limitation on its or its Affiliates’ respective abilities and rights to (1) conduct operations or businesses, (2) economically or beneficially own or acquire any capital stock, other securities or ownership interests, assets or properties or (3) exercise any rights (a “Restraint”), except that, solely to the extent necessary to enable the consummation of the transactions contemplated hereby (including the Acquisition) to occur no later than the third Business Day prior to the End Date, Verizon shall use its reasonable best efforts to satisfy Conditions 3(a) and/or 3(b) and/or to avoid the entry of, or to effect the dissolution of, any Antitrust Order by agreeing to Divestitures and Restraints (A) the effectiveness or consummation of which is conditioned on the consummation of the transactions contemplated by this Agreement (including the Acquisition), (B) that, individually or in the aggregate, do not and would not reasonably be expected to be materially adverse to (1) Verizon and its Subsidiaries, taken as a whole, or (2) Fleetmatics and its Subsidiaries, taken as a whole, either before or immediately after giving effect to the transactions contemplated by this Agreement (including the Acquisition), in each case measured on a scale relative to Fleetmatics and its Subsidiaries, taken as a whole, regardless of whether any such action, condition, restriction or mitigation is in respect of Verizon, Fleetmatics or their respective Subsidiaries, and (C) that do not require Verizon to convey any value to any third party other than the sales, licenses or divestitures of the assets being divested as part of the Divestiture and reasonable and customary transition support or similar agreements of limited duration relating to such sales, licenses or divestitures (provided that any such transition support or similar agreement shall only be required to be agreed to by Verizon to the extent it reflects arm’s-length and fair market value terms as determined by Verizon in good faith);

(ii)	nothing in this Agreement shall require Verizon or permit Fleetmatics (without the prior written consent of Verizon) to litigate with any Relevant Authority in connection with any Clearance under any Antitrust Law;

(iii)	in no event shall Fleetmatics or any of its Subsidiaries be permitted to pay nor shall Verizon, Bidco or any of their respective Subsidiaries be required to pay or permit Fleetmatics to pay any material fee, penalty or other consideration in connection with obtaining any Clearance under any applicable Antitrust Law, other than customary filing or application fees in connection with any such Clearance; and

(iv)	all references to the “End Date” in this Clause 7.2 shall refer to August 1, 2017.

7.3	Directors’ and Officers’ Indemnification and Insurance

(a)

Verizon agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Fleetmatics or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Fleetmatics or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Verizon shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Fleetmatics and its Subsidiaries or in any agreement to which Fleetmatics or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Fleetmatics or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(a) in respect thereof shall continue until disposition thereof.

(b)	At and after the Effective Time, Fleetmatics shall (and Verizon shall cause Fleetmatics to), to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Fleetmatics or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Fleetmatics or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Fleetmatics Indemnified Party” and, collectively, the “Fleetmatics Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Fleetmatics Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Fleetmatics or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Fleetmatics or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

(c)	For a period of six years from the Effective Time, Verizon shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of immediately prior to the Effective Time maintained by Fleetmatics and its Subsidiaries with respect to matters arising on or before the Effective Time (provided that Verizon may substitute therefor (i) policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured as those provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of this Agreement (the “Existing Policies”) or (ii) a six (6) year prepaid “tail policy” that covers those persons who are currently covered by the Existing Policies for actions and omissions occurring at or prior to the Effective Time and containing terms and conditions that are no less favourable to the insured than those of the Existing Policies); provided, however, that Verizon shall not be required to pay aggregate premiums in excess of 250% of the last annual premium paid by Fleetmatics under the Existing Policies in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Notwithstanding the foregoing and in satisfaction of Verizon’s obligations under the immediately preceding sentence, prior to the Effective Time, Fleetmatics may purchase a six (6) year prepaid “tail policy” under the Existing Policies; provided, however, that Fleetmatics shall not be permitted to pay an amount in excess of $950,000, subject to the adjustment set forth in Clause 7.3(c) of the Fleetmatics Disclosure Schedule, for such “tail policy,” but in such case may purchase as much coverage as reasonably practicable for such amount. If any such prepaid tail policy has been obtained prior to the Effective Time, Verizon shall cause to be maintained such policy in full force and effect for its full term, and continue to honor the obligations thereunder.

(d)	The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organisational Documents of Fleetmatics or any of its Subsidiaries, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Acquisition and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third, party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3).

7.4	Employment and Benefit Matters

(a)

For a period of one year following the Effective Time, Verizon shall provide, or shall cause to be provided, (i) a base salary or wage rate, as applicable, that is no less favourable to such Fleetmatics Employee than the base salary or wage rate provided to such Fleetmatics Employee as of immediately prior to the Effective

Time and (ii) benefits (excluding, for the avoidance of doubt, equity and equity-based compensation) that are substantially comparable, in the aggregate, either (A) to those generally made available to similarly situated Verizon employees under Verizon’s compensation and benefit plans and programs, (B) to those provided to such Fleetmatics Employees as a group immediately prior to the Effective Time or (C) any combination of (A) and (B) as determined by Verizon. For the 2016 fiscal year of Fleetmatics, Verizon shall continue, or cause to be continued, the same cash bonus opportunity (performance metrics and target bonus as a percentage of base compensation) as was provided to the applicable Fleetmatics Employees immediately prior to the Effective Date.

(b)	Verizon shall provide that, for purposes of vesting and eligibility to participate and, solely in respect of any severance or vacation plan, level of benefits under the employee benefit plans of Verizon providing benefits to any Fleetmatics Employees after the Effective Time (the “New Plans”), each Fleetmatics Employee shall be credited with his or her years of service with the Fleetmatics Group and its predecessors before the Effective Time, to the same extent as such Fleetmatics Employee was entitled, before the Effective Time, to credit for such service under any similar Fleetmatics Benefit Plan in which such Fleetmatics Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall (i) not apply with respect to any benefit accrual under any defined benefit pension plan or retiree welfare benefit plan, (ii) not apply to the extent that would result in a duplication of benefits with respect to the same period of service, (iii) not apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Verizon and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation, (iv) apply only with respect to the initial welfare benefit plan of Bidco that a Fleetmatics Employee is eligible to participate in immediately following the Effective Time. In addition, and without limiting the generality of the foregoing, (A) each Fleetmatics Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Fleetmatics Benefit Plan in which such Fleetmatics Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits (but not including any disability benefits) to any Fleetmatics Employee, Verizon shall use its commercially reasonable efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)	Verizon and Fleetmatics shall cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Fleetmatics or any Subsidiary of Fleetmatics in accordance with all applicable Laws and works council or other bargaining agreements, if any.

(d)	Fleetmatics will provide Verizon with a copy of any written communications intended for broad-based and general distribution to current or former employees of Fleetmatics or any of its Subsidiaries that relate to Verizon or this Agreement and the transactions contemplated hereby, and will provide Verizon with a reasonable opportunity to review and comment on such communications prior to distribution.

(e)	Nothing in this Agreement shall confer upon any Fleetmatics Employee any right to continue in the employ or service of Verizon or any Affiliate of Verizon, or shall interfere with or restrict in any way the rights of Verizon or any affiliate of Verizon, which rights are hereby expressly reserved, to discharge or terminate the services of any Fleetmatics Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.4 shall (x) be deemed or construed to be an amendment or other modification of any Fleetmatics Benefit Plan or employee benefit plan of Verizon or any Affiliate of Verizon, or (y) create any third party rights in any current or former service provider or employee of Verizon, Fleetmatics or any of their respective Affiliates (or any beneficiaries or dependents thereof).

(f)	From and after the Effective Time, Verizon shall cause Fleetmatics and its Subsidiaries to honour, in accordance with its terms, each compensation, employment, severance, change-of-control and similar agreement to which Fleetmatics or a Subsidiary of Fleetmatics is a party and that is set forth in Clause 7.4(f) of the Fleetmatics Disclosure Schedule; provided that such obligation is subject to any right of Verizon to amend or terminate any such agreement in accordance with its terms.

7.5	Tax Matters

Verizon may, in its sole discretion, cause a timely and irrevocable election under Section 338(g) of the Code (and any corresponding provisions of state or local Tax law) to be made with respect to Fleetmatics and any or all of its Subsidiaries which, in each case, is not a U.S. corporation.

7.6	Rule 16b-3 Actions

Prior to the Effective Time, Fleetmatics and Verizon shall take all such steps as may be required to cause (a) any disposition of Fleetmatics Ordinary Shares (including derivative securities with respect to Fleetmatics Ordinary Shares) resulting from the Acquisition and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Fleetmatics immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Verizon Shares (including derivative securities with respect to Verizon Shares) resulting from the Acquisition and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Verizon to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.7	Transaction Litigation

Prior to the earlier of the Effective Time or the termination of this Agreement, Fleetmatics shall control the defense of any litigation brought by shareholders of Fleetmatics against Fleetmatics and/or its directors relating to the transactions contemplated by this Agreement, including the Acquisition; provided, however, that subject to any fiduciary duties of the board of directors of Fleetmatics or any of its Subsidiaries, Fleetmatics shall consult and cooperate with Verizon in Fleetmatics’ defense or settlement of any such litigation, and Fleetmatics agrees that it will not settle or compromise any such litigation or propose any such settlement or compromise (other than any settlement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible) without the written consent of Verizon.

7.8	Acquisition Implementation

Verizon and Fleetmatics shall procure the consummation of the steps set out on Schedule 7.8A in accordance therewith; provided, however, that if either (i) Fleetmatics is unable to procure the auditor’s certificate as described in Step 2.5 of Schedule 7.8A in a timely manner (as determined by Verizon in its sole reasonable discretion), or (ii) Fleetmatics or one of its Subsidiaries is unable to provide the indemnity to the directors of IrishCo described below, then Verizon and Fleetmatics shall in lieu thereof procure the consummation of the steps set out on Schedule 7.8B; provided further that Verizon shall have the right to modify the steps set forth in such schedules so long as such modifications (i) would not violate applicable Law, (ii) do not require Fleetmatics to execute any agreements to implement the modified steps unless the effectiveness of the actions to be taken under any such agreements is conditioned on Completion, (iii) do not adversely affect the right of the Fleetmatics Shareholders to receive the Cash Consideration in accordance with the terms and conditions of this Agreement, and (iv) will not otherwise prevent or materially impair or delay the ability of Verizon to consummate the transactions contemplated by this Agreement (including the Acquisition). In recognition of the fact that the directors of IrishCo will incur personal liability for the issuance of the declaration of solvency in respect of IrishCo as described in Step 2.4 of Schedule 7.8A, (x) Verizon hereby covenants that, from and after Completion, it will cause Fleetmatics and its Subsidiaries to refrain from undertaking any actions to render IrishCo insolvent within the twelve-month period immediately following the issuance of such declaration of solvency, and (y) notwithstanding anything to the contrary contained in this Agreement, Fleetmatics and/or one or more of its

Subsidiaries shall be permitted to provide such directors with an indemnity for liabilities arising from the issuance of the declaration of solvency, which indemnity shall be subject to standard and customary terms and conditions, including exclusions for fraudulent conduct and actions taken in bad faith. Except as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Fleetmatics Disclosure Schedule, or with the prior written consent of Verizon (which consent shall not be unreasonably withheld, delayed or condition) Fleetmatics covenants that it will use reasonable best efforts to ensure that the Fleetmatics Deficit will not exceed $15 million immediately prior to the Effective Time, and in the event that Fleetmatics is unable to ensure (or in Verizon’s reasonable opinion Fleetmatics is reasonably likely to be unable to ensure) that the Fleetmatics Deficit is at or below $15 million, Fleetmatics will, prior to the Effective Date, cooperate in good faith with Verizon to enable Verizon to take all steps as are reasonably necessary in order to eliminate the Fleetmatics Deficit by means of a reduction of share capital of Fleetmatics immediately after the Effective Time and before the date on which the Cash Consideration must be paid to the Paying Agent in accordance with the terms of Section 8.1. Such cooperation shall include, without limitation, (a) the provision of sufficient information to reasonably enable the directors of Fleetmatics after the Effective Time to swear a statutory declaration of solvency to reduce the issued share capital of Fleetmatics by such amount as is necessary to eliminate the Fleetmatics Deficit, (b) such reasonable assistance to enable the provision of an auditor’s certificate required for such reduction of capital, and (c) such waivers as may be required to be provided to the Irish Companies Registration Office to enable the conversion of Fleetmatics from a public to a private company within an expedited period following the Effective Time, insofar as is reasonably possible. For the avoidance of doubt, in connection with the above, and notwithstanding which of the plans contained in Schedule 7.8A or Schedule 7.8B is used to consummate the Transaction, Fleetmatics shall procure the filing with the Irish Companies Registration Office of audited financials in respect of the financial year ended 31 December 2015 for IrishCo as required under the Act in a timely manner.

7.9	Fleetmatics Indebtedness

Prior to the Completion Date, Fleetmatics shall obtain and deliver the Payoff Letter to Verizon. Fleetmatics shall deliver (A) a draft of the Payoff Letter to Verizon at least three (3) Business Days prior to the anticipated Completion Date (which draft, for the avoidance of doubt, may not include the specific amounts to be paid on the Completion Date under the Credit Agreement) and (B) an executed copy of the Payoff Letter in substantially similar form prior to the anticipated Completion Date (which executed copy, for the avoidance of doubt, shall include the specific amounts to be paid on the Completion Date under the Credit Agreement). To the extent the Payoff Letter does not include UCC-3 termination statements, Fleetmatics shall use its reasonable best efforts to assist in the preparation of such termination statements so they can be filed by Fleetmatics on the Completion Date.

8.	COMPLETION OF ACQUISITION

8.1	Completion

(a)	Completion Date:

(i)	Completion shall take place at 9:00 a.m., New York City time, on a date to be selected by Verizon following, but not later than the third Business Day (or such shorter period of time as remains before 5:00 p.m., New York City time, on the End Date) after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) with the exception of Condition 2(d) (delivery and registration of the Court Order and a copy of the minute required by Section 86 of the Act) (but subject to the satisfaction of such Condition) or at such other date and time as may be mutually agreed to by the Parties in writing.

(ii)	Completion shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 or at such other place as may be mutually agreed to by the Parties in writing.

(b)	On or prior to Completion:

Fleetmatics shall procure that a meeting of the Fleetmatics Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(i)	the allotment and issue to Bidco (and/or its respective nominees) in accordance with the Scheme of the number of new shares in the capital of Fleetmatics provided for in the Scheme;

(ii)	the resignations of the directors of Fleetmatics as Verizon shall determine; and

(iii)	the appointment of such persons as Bidco may nominate as the directors of Fleetmatics.

(c)	On Completion:

(i)	In respect of each Fleetmatics Share subject to the Scheme, Bidco shall cause to be paid the Cash Consideration to the applicable Fleetmatics Shareholder (and/or their nominees) in accordance with the terms and conditions of the Scheme and as contemplated in Clause 8.1(d) below.

(ii)	Fleetmatics shall deliver to Verizon:

(A)	a certified copy of the resolutions referred to in Clause 8.1(b)(i);

(B)	letters of resignation from the directors that are removed from Fleetmatics in accordance with Clause 8.1(b)(ii) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Fleetmatics or the Fleetmatics Group or any of their officers or employees, in each case for breach of contract to hold office as a director, compensation for loss of such office, redundancy or unfair dismissal or on any other grounds in respect of the resignation; for the avoidance of doubt, any claims or rights of action relating to any of the matters set forth in Clause 7.3, including without limitation rights to indemnification, advancement of expenses and exculpation, are expressly excluded from such acknowledgement);

(C)	share certificates in respect of the aggregate number of shares in the capital of Fleetmatics to be issued to Bidco (and/or its nominees) in accordance with the Scheme; and

(D)	executed certificates pursuant to Treasury Regulations Section 1.1445-2(c) certifying with respect to its U.S. Subsidiaries that none of its U.S. Subsidiaries is or has ever been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(iii)	Fleetmatics shall cause an office copy of the Court Order and a copy of the minute required by Section 86 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital necessary to effect the Scheme.

(d)	Payment of Cash Consideration

(i)

Paying Agent. No later than the second Business Day after the Completion Date, Bidco shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the Fleetmatics Shareholders, cash in an amount equal to the aggregate amount of Cash Consideration. All cash deposited with the Paying Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Fleetmatics Paying Agent Fund”. The Paying Agent shall invest any cash included in the Fleetmatics Paying Agent Fund as directed by Verizon; provided that (i) no such investment shall relieve Verizon or the Paying Agent from making the payments required by this Clause 8.1, and following any losses Verizon shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Fleetmatics Ordinary Shares in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the

United States of America and backed by the full faith and credit of the United States of America in commercial paper obligations rated A-l or P-l or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, treasury bills, institutional money market funds or in mutual funds invested primarily in obligations of the type described above. Any interest or income produced by such investments will become a part of the Fleetmatics Paying Agent Fund.

(ii)	Payment Procedures. As soon as reasonably practicable after the Effective Time, and in any event within three (3) Business Days after the Effective Time, Bidco shall cause the Paying Agent to mail to each holder of record of a certificated or book-entry Fleetmatics Ordinary Share, entitled at the Effective Time to a right to receive the Cash Consideration pursuant to Clause 8.1(c)(i), a letter of transmittal and instructions for use in receiving the Cash Consideration. Each holder of record of such Fleetmatics Ordinary Shares shall be entitled to receive, within 14 days of the Effective Time, the amount of cash payable in respect of the Cash Consideration that such holder has the right to receive pursuant to Clause 8.1(c)(i). Prior to the Completion, Bidco and Fleetmatics shall use their respective commercially reasonable efforts to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) such that, assuming the Effective Time occurs at the time of the Completion, the Paying Agent will transmit to DTC or its nominee no later than the first (1st) Business Day after the Completion Date an amount in cash in immediately available funds equal to the number of shares of Fleetmatics Ordinary Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Cash Consideration (such amount, the “DTC Payment”). No interest shall be paid or shall accrue for the benefit of holders of the Fleetmatics Ordinary Shares on the Cash Consideration payable in respect of the Fleetmatics Ordinary Shares.

(iii)	Termination of Fleetmatics Paying Agent Fund. Any portion of the Fleetmatics Paying Agent Fund which has not been transferred to the holders of Fleetmatics Ordinary Shares as of the six-month anniversary of the Effective Time shall be delivered to Bidco or its designee, upon demand. Any holder of Fleetmatics Ordinary Shares who has not complied with this Clause 8.1(d) prior to the six-month anniversary of the Effective Time shall thereafter look only to Bidco for payment of such holder’s claim for the Cash Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(iv)	No Liability. Neither Verizon nor Bidco nor Fleetmatics nor the Paying Agent nor any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Cash Consideration (or dividends or distributions with respect thereto) from the Fleetmatics Paying Agent Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)	Withholding. Bidco and the Paying Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of a Fleetmatics Share subject to the Scheme such amounts as Bidco or the Paying Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Bidco or the Paying Agent with respect to any Person and paid over to the appropriate Taxing Authority, Bidco shall be treated as having satisfied its obligation to deliver the Cash Consideration in full to such Person by delivering the Cash Consideration net of such withheld amounts and such Person shall not have any claim or entitlement with respect to the Cash Consideration attributable to such withheld amounts.

9.	TERMINATION

9.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by either Fleetmatics or Verizon, if the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

(ii)	by either Fleetmatics or Verizon, if the Effective Time shall not have occurred by 5:00 p.m., New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time;

(iii)	by either Fleetmatics or Verizon, if the High Court declines or refuses to sanction the Scheme, unless both Parties agree in writing that the decision of the High Court shall be appealed, in which case only following a final, non-appealable order;

(iv)	by either Fleetmatics or Verizon, if any Law or injunction, restraint or prohibition shall have been enacted entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and, in the case of an injunction, restraint or prohibition, such injunction, restraint or prohibition shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of such injunction;

(v)	by Fleetmatics, if any Verizon Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would (A) result in a failure of Conditions 2 or 3 or (B) give rise to a termination right under Clause 9.1(a)(x) if it were to exist during the Pre-Sanction Period and (2) is not reasonably capable of being cured by the End Date or, if curable, Fleetmatics shall have given Verizon written notice, delivered at least 30 days prior to such termination, stating Fleetmatics’ intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within 30 days following the delivery of such written notice;

(vi)	by Verizon, if Fleetmatics shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would (A) result in a failure of a Condition set forth in Conditions 2, 3 or 4 or (B) give rise to a termination right under Clause 9.1(a)(ix) if it were to exist during the Pre-Sanction Period and (2) is not reasonably capable of being cured by the End Date or, if curable, Verizon shall have given Fleetmatics written notice, delivered at least 30 days prior to such termination, stating Verizon’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within 30 days following the delivery of such written notice;

(vii)	by Verizon, in the event that a Fleetmatics Change of Recommendation shall have occurred prior to the EGM;

(viii)	by Fleetmatics, pursuant to and in accordance with Clause 5.2(h)(i);

(ix)	by Verizon, if, at any time during the Pre-Sanction Period, subject to Clause 3.1(q) (which for the avoidance of doubt, governs if and when any notice of termination exercising the termination right set forth in this Clause 9.1(a)(ix) may become effective):

(A)	Any of the representations and warranties of Fleetmatics set forth in Clause 6.1 (other than the representations and warranties in Clauses 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iii) (to the extent relating to shares in the capital of Fleetmatics), 6.1(v) and 6.1(j) (second sentence only), 6.1(c)(i), 6.1(x) and each of the other representations and warranties made in Clause 6.1 that are qualified by a Materiality Qualification) were not true and correct in all respects as of the date hereof or shall not be true and correct in all respects at and as of the time of the notice of termination delivered by Verizon during the Pre-Sanction Period pursuant to this Clause 9.1(a)(ix)(A), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Fleetmatics Material Adverse Effect;

(B)	any of the representations and warranties of Fleetmatics that are qualified by a Materiality Qualification were not true and correct (without giving effect to any Materiality Qualification set forth therein) in all respects at and as of the date hereof or shall not be true and correct (without giving effect to any Materiality Qualification set forth therein) in all respects at and as of the time of the notice of termination delivered by Verizon during the Pre-Sanction Period pursuant to this Clause 9.1(a)(ix)(B), except for such failures to be true and correct (without giving effect to any Materiality Qualification set forth therein) as would not, individually or in the aggregate, reasonably be expected to have a Fleetmatics Material Adverse Effect;

(C)	any of the representations and warranties of Fleetmatics set forth in Clauses 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iii) (to the extent relating to shares in the capital of Fleetmatics), 6.1(v) or 6.1(j) (second sentence only) were not true and correct in all material respects at and as of the date hereof or shall not be true and correct in all material respects at and as of the time of the notice of termination delivered by Verizon during the Pre-Sanction Period pursuant to this Clause 9.1(a)(ix)(C);

(D)	any of the representations and warranties of Fleetmatics set forth in Clauses 6.1(c)(i) or 6.1(x) were not true and correct in all respects other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date hereof or shall not be true and correct in all respects other than as would not materially impede or prevent the consummation of the Acquisition at and as of the time of the notice of termination delivered by Verizon during the Pre-Sanction Period pursuant to this Clause 9.1(a)(ix)(D); or

(E)	Fleetmatics shall have not in all material respects performed all obligations and in all material respects complied with all covenants required by the Transaction Agreement to be performed or complied with by it at or prior to the Sanction Date (except for those covenants (x) to be performed or complied with after the time of the notice of termination delivered during the Pre-Sanction Period pursuant to this Clause 9.1(a)(ix)(E) and (y) for which a reasonable basis exists to believe in good faith that such covenants will in fact be performed and complied with when so required at or prior to the Sanction Date);

provided that with respect to clauses (A), (B), (C) and (D) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clause (A), (B), (C) or (D), as applicable), only with respect to such date or period;

(x)	by Fleetmatics, if, at any time during the Pre-Sanction Period, the Verizon Parties shall have not in all material respects performed all obligations and in all material respects complied with all covenants required by the Transaction Agreement to be performed or complied with by them at or prior to the Sanction Date (except for those covenants (x) to be performed or complied with after the time of the notice of termination delivered during the Pre-Sanction Period pursuant to this Clause 9.1(a)(x) and (y) for which a reasonable basis exists to believe in good faith that such covenants will in fact be performed and complied with when so required at or prior to the Sanction Date); or

(xi)	by mutual written consent of Fleetmatics and Verizon.

(b)	Termination of this Agreement in accordance with Clause 9.1(a) shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement or in the last sentence of Clause 9.1(c). Clause 10 (other than Clauses 10.1 and 10.11) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c)	Upon Verizon becoming entitled to a Verizon Reimbursement Payment, neither Fleetmatics nor any of its Representatives or shareholders shall have any further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay Verizon Reimbursement Payments pursuant to the Expenses Reimbursement Agreement), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Verizon, its Representatives or its shareholders. Notwithstanding anything to the contrary provided in this Agreement, no Party shall be released from liability for Willful Breach, for fraud or as provided for in the Confidentiality Agreement.

(d)	For the avoidance of doubt, termination of this Agreement shall be without prejudice to the provisions of the Expenses Reimbursement Agreement.

10.	GENERAL

10.1	Announcements

Subject to the requirements of applicable Law, the Act, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the rules of the NYSE or any Relevant Authority (including, without limitation, the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme or this Agreement. Verizon and Fleetmatics shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Act, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the rules of the NYSE or any Relevant Authority (including, without limitation, the Panel). The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form of the Rule 2.5 Announcement. For the avoidance of doubt, the provisions of this Clause 10.1 do not apply to (a) any announcement, document or publication in connection with a Fleetmatics Alternative Proposal or Fleetmatics Superior Proposal or a change in the Scheme Recommendation or any amendment to the terms of the Scheme proposed by Verizon that would effect an increase in the Cash Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

10.2	Notices

(a)	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by electronic mail, to the Party to be served as follows:

(i)	if to Verizon, to:

Verizon Communications Inc.
One Verizon Way
Basking Ridge, New Jersey 07920
E-mail:	william.horton@verizon.com
michael.rosenblat@verizon.com
Attention:	William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary
Michael Rosenblat, Vice President, Associate General Counsel

with copies to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
E-mail:	eklingsberg@cgsh.com
nmarkel@cgsh.com
Attention:	Ethan A. Klingsberg
Neil R. Markel

and

Macfarlanes LLP
20 Cursitor Street
London EC4A 1LT
E-mail:	Nicholas.Barclay@macfarlanes.com
graham.gibb@macfarlanes.com
Attention:	Graham Gibb
Nicholas Barclay

and

A & L Goodbody
1 North Wall Quay
International Financial Services Centre
Dublin 1, Ireland
E-mail:	dwidger@algoodbody.com
mward@algoodbody.com
Attention:	David Widger
Mark Ward

(ii)	if to Fleetmatics, to:

Fleetmatics Group PLC
Block C, Cookstown Court
Belgard Road
Tallaght
Dublin 24, Ireland
E-mail:	Sharon.Levine@Fleetmatics.com
Attention:	Sharon Levine

with copies to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
E-mail:	kgordon@goodwinprocter.com
jmatarese@goodwinprocter.com
jtheis@goodwinprocter.com
Attention:	Kenneth J. Gordon
James A. Matarese
Joseph C. Theis

and

Maples and Calder
75 St. Stephen’s Green
Dublin 2, Ireland
E-mail:	edward.miller@maplesandcalder.com
patrick.quinlan@maplesandcalder.com
Attention:	Edward Miller
Patrick Quinlan

or such other postal address or e-mail address as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	when received when sent by e-mail by the party to be notified; provided, however, that notice given by e-mail shall not be effective unless either (i) a duplicate copy of such e-mail is promptly given by one of the other methods described in this Clause 10.2 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by e-mail or any other method described in this Clause 10.2.

10.3	Assignment

No Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Parties; provided that Verizon may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided the prior consent in writing has been obtained from the Panel in respect of such assignment, but no such assignment shall relieve Verizon of its obligations hereunder.

10.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

10.5	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that, following approval by the Fleetmatics Shareholders, there shall be no amendment to the provisions hereof which by applicable Law would require further approval by the Fleetmatics Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law.

10.6	Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Expenses Reimbursement Agreement and any documents delivered by Verizon and Fleetmatics in connection herewith (including the Verizon Disclosure Schedule and the Fleetmatics Disclosure Schedule), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Verizon and Fleetmatics with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

10.7	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8	Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9	Severability

(a)	If any term, provision, covenant or condition of this Agreement or the Acquisition is held by a court of competent jurisdiction or other Relevant Authority to be invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of the Acquisition, so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible in accordance with applicable law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement (including, without limitation, Clauses 9.1(b), 9.1(c) and 9.1(d)) and the Expenses Reimbursement Agreement shall be construed as integral parts of the transactions contemplated hereby and thereby and therefore shall not be severable in any manner that increases or decreases a Party’s liability or obligations hereunder or thereunder.

(b)	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(i)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

10.10	No Partnership and No Agency

(a)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, any Party the agent of any other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of any other Party.

10.11	Further Assurance

Without limitation to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Acquisition or carry out the purposes of this Agreement.

10.12	Costs and Expenses

Save for:

(a)	the Panel’s document review fees (which shall be borne and discharged by Verizon), and

(b)	the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall be borne and discharged by Verizon);

each Party shall pay its own costs and expenses of and incidental to this Agreement, the Acquisition and all other transactions contemplated hereby, except as otherwise provided in this Agreement.

10.13	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflicts of law rules that would result in the application of the Laws of any other jurisdiction; provided, however, that the Acquisition and the Scheme and matters related thereto (including matters related to the Takeover Rules) and matters relating to the fiduciary duties of the Fleetmatics Board shall be governed by, and construed in accordance with, the Laws of Ireland.

(b)

Each of Fleetmatics, Verizon and Bidco irrevocably agrees that the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if the Chancery Court of the State of Delaware does not have proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any federal appellate courts therefrom, shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement, and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if the

Chancery Court of the State of Delaware does not have proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any federal appellate court therefrom. Notwithstanding the foregoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the High Court and any appellate courts therefrom.

(c)	Each of the Parties hereto acknowledges and irrevocably agrees (i) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any court other than as expressly set forth in Clause 10.13(b) (including for the avoidance of doubt, by not seeking to remove any such Action from the Chancery Court of the State of Delaware to the Federal District Court for the District of Delaware located in Wilmington, Delaware or any federal appellate courts therefrom unless the Chancery Court of the State of Delaware does not have proper jurisdiction), (ii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such courts, as applicable, (iii) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (iv) that any such Action shall be governed by, and construed in accordance with, the Laws of Ireland or the Laws of the State of Delaware, as expressly set forth in Clause 10.13(a).

(d)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM).

10.14	Third Party Beneficiaries

Except as provided in Clause 7.3, this Agreement is not intended to confer upon any person other than Fleetmatics and Verizon any rights or remedies under or by reason of this Agreement.

10.15	Non Survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Completion or the termination of this Agreement.

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal
of Fleetmatics Group PLC

/s/ James M. Travers
Director

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
Verizon Communications Inc. by its authorised signatory:

/s/ John N. Doherty
Name:	John N. Doherty
Title:	Senior Vice President of Corporate Development

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

Verizon Business International Holdings B.V., by its authorised signatory:

/s/ William Van Sanders
Name:	William Van Sanders
Title:	Managing Director A

[Signature Page to Transaction Agreement]